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                      SENIOR SUBORDINATED CREDIT AGREEMENT

                                   dated as of

                                  July 29, 1996

                                      among

                        CAPSTONE PHARMACY SERVICES, INC.,
                                  as Borrower,

                     THE SUBSIDIARY GUARANTORS named herein,

                            THE LENDERS named herein

                                       and

                         BANKERS TRUST COMPANY, as Agent


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         This Senior Subordinated Credit Agreement is dated as of July 29, 1996, and entered into by and among Capstone Pharmacy Services, Inc., a Delaware corporation (the "Company"), the Subsidiary Guarantors named on the signature pages hereto, the Lenders named on the signature pages hereto (the "Lenders") and Bankers Trust Company ("BTCo"), as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

         WHEREAS, the Company desires that the Lenders extend a senior subordinated credit facility to the Company in connection with the Acquisition (as defined herein);

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

SECTION 1 DEFINITIONS

         1.1      Certain Defined Terms

         The following terms used in this Agreement shall have the following meanings:

         "Acquisition" means the acquisition by the Company of substantially all of the assets of Symphony pursuant to the Acquisition Agreement.

         "Acquisition Agreement" means the acquisition agreement dated as of June 20, 1996, as amended, by and among Integrated, Symphony, various subsidiaries of Symphony listed therein and the Company, relating to the Acquisition.

         "Adjusted Net Assets" shall have the meaning provided in Section 10.7.

         "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of more than 10% of the voting securities of that Person; provided that none of BTCo, Canadian Imperial Bank of Commerce or any of their respective Affiliates shall be treated as an Affiliate of the Company or of any Subsidiary of the Company.

         "Agent" has the meaning ascribed to such term in the introduction to this Agreement.

         "Agreement" means this Senior Subordinated Credit Agreement dated as of July 29, 1996, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.


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         "Amount of Unfunded Benefit Liability" means, with respect to any
Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of
(a) the greater of the current liability (as defined in Section 412(1)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the market value of the assets of such Pension Plan.

         "Applicable Rate" means (i) for each Quarterly Period prior to the Conversion Date, the LIBOR Rate then in effect and (ii) for each Quarterly Period on and after the Conversion Date, the Treasury Rate then in effect.

         "Applicable Spread" means 6.0% for the period from and including the Closing Date and to but excluding the 180th day following the Closing Date and for each subsequent 180-day period the Applicable Spread in effect for the immediately preceding 180-day period plus .25%; provided that in no event will the Applicable Spread exceed 6.50%.

         "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease, assignment, transfer or other disposition for value (including, without limitation, pursuant to any amalgamation, merger or consolidation or pursuant to any sale-and-leaseback transaction) by the Company or by any of its Subsidiaries to any Person other than the Company or any of its Wholly-Owned Subsidiaries (any such transaction, a "disposition") of (i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or of any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Company or of any of its Subsidiaries; excluding (a) any disposition of Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company or the lease or sub-lease of any real or personal property in the ordinary course of business and (b) any disposition of stock or assets in any single transaction or related series of transactions the aggregate value of which is equal to $100,000 or less.

         "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

         "Bankruptcy Order" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of that Board.

         "Bridge Loan" means, collectively, the loans made by the Lenders pursuant to Section 2.1A.


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         "Bridge Loan Commitment" means the commitment of the Lenders to make the Bridge Loan as set forth in Section 2.1A.

         "Bridge Notes" has the meaning ascribed to such term in Section 2.1D.

         "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

         "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P's or Moody's; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P's or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.


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         "Cash Proceeds" means, with respect to any Asset Sale, cash payments
(including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise but only as and when so received) received from such Asset Sale.

         "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the Voting Stock of the Company, unless at such time the Permitted Holders beneficially own, in the aggregate, not less than a majority of such Voting Stock of the Company; (iv) Counsel Corp. shall at any time cease to own 20% of the Common Stock of the Company, on a fully diluted basis (other than any such reduced ownership by Counsel Corp. resulting solely from the issuance of new shares of Common Stock in connection with an acquisition otherwise permitted by this Agreement); (v) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or (vi) the occurrence of any "Change of Control"as defined in the Senior Subordinated Indenture or the indenture pursuant to which any Demand Take-Out Notes are issued.

         "Change of Control Date" has the meaning ascribed to such term in
Section 2.5A(iv).

         "Change of Control Offer" has the meaning ascribed to such term in
Section 2.5A(iv).

         "Closing Date" means the date on or before July 31, 1996 on which the initial Bridge Loan is made and the conditions set forth in Section 3.1 are satisfied or waived in accordance with Section 12.6.

         "Commission" means the Securities and Exchange Commission.

         "Commitment Letter" means the letter agreement dated June 17, 1996, between the Company and BTCo pursuant to which BTCo committed to provide the Bridge Loan to the Company, subject to the terms and conditions thereof and the Company committed to pay BTCo certain fees and to satisfy certain other obligations to BTCo in respect of such commitments.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.


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         "Company" has the meaning ascribed to such term in the introduction to this Agreement.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit III delivered to the Agent by the Company pursuant to Section 5.1(iv)(b).

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any other Person in which such Person or any of its Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person and its Subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such Person or such Subsidiary by such other Person during such period; (b) the net income of any Subsidiary of such Person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction would prevent the payment of an amount that otherwise could have been paid to such Person or to a Subsidiary of such Person not subject to any Payment Restriction; and (c) there shall be excluded (i) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) all gains and losses realized on any Asset Sale (without regard to the $100,000 threshold set forth in the definition of Asset
Sale), (iii) all gains realized upon or in connection with or as a consequence of any gains on pension reversions received by such Person or any of its Subsidiaries, (iv) all gains and losses realized on the purchase or other acquisition by such Person or any of its Subsidiaries of any Securities of such Person or any of its Subsidiaries, (v) all other net extraordinary gains, and
(vi)(A) all non-cash charges (provided that any cash payments actually made with respect to the liabilities for which such charges were created shall be deducted from Consolidated Net Income in the period when made) and (B) all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, in each case, incurred by the Company or any of its Subsidiaries in connection with the Transactions.

         "Contested Claim" means any Tax, Indebtedness or other claim or liability (i) the validity or amount of which is being diligently contested in good faith, (ii) for which adequate reserve, or other appropriate provision, if any, as required in conformity with GAAP shall have been made, and (iii) with respect to which any right to execute upon or sell any assets of the Company or of any of its Subsidiaries has not matured or has been and continues to be effectively enjoined, superseded or stayed.

         "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary

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course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

         "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

         "Controlled Group" means (i) a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code or (ii) a group of trades or businesses under common control, as defined in Section 414(c) of the Internal Revenue Code, of which the Company or any of its Subsidiaries is a part or becomes a part.

         "Conversion Date" means the one year anniversary of the Closing Date or such later date to which the Conversion Date may be deferred pursuant to Section 3.2D.

         "Counsel Corp." means Counsel Corp., a Delaware corporation.

         "Covered Taxes" has the meaning ascribed to it in Section 12.19.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

         "Custodian" means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

         "Demand Take-Out Notes" means senior subordinated notes of the Company issued under an indenture substantially similar to the Senior Subordinated Indenture the proceeds of which shall be used to repay the Bridge Notes in whole or in part, which Demand Take-Out Notes shall be guaranteed by each entity that guarantees the Bridge Loan.

         "Designated Senior Indebtedness" means any Indebtedness under the Senior Credit Facility. For purposes of this definition, the term "Senior Credit Facility" shall not include any agreement




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governing Indebtedness incurred to refund, replace or refinance borrowings or commitments under the Senior Credit Facility other than any such agreements incurred to refund, replace or refinance the entirety of the borrowings and commitments then outstanding or permitted to be outstanding thereunder.

         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final maturity of the Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such final maturity date shall be deemed to be Disqualified Capital Stock.

         "Dollars" or the sign "$" means the lawful money of the United States of America.

         "EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period, plus, in each case to the extent deducted in computing Consolidated Net Income of such Person for such period (without duplication) (i) provisions for income taxes or similar charges recognized by such Person and its consolidated Subsidiaries accrued during such period, (ii) depreciation and amortization expense of such Person and its consolidated Subsidiaries accrued during such period (but only to the extent not included in Fixed Charges), (iii) Fixed Charges of such Person and its consolidated Subsidiaries for such period, (iv) the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP, including any such reserve or charge related to the Transactions, (v) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of or a cash reserve for anticipated cash charges for any future period) and (vi) fees paid pursuant to Section 2.4 hereof, less, without duplication, (x) non-cash items increasing Consolidated Net Income of such Person for such period in each case determined in accordance with GAAP and (y) the amount of all cash payments made by such Person or its Subsidiaries during such period to the extent that such cash payment has been provided for in a restructuring reserve or charge referred to in clause (iii) above (and was not otherwise deducted in the computation of Consolidated Net Income of such Person for such period).

         "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as

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one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to the Agent; and (B) any Lender and any Affiliate of any Lender.

         "Employee Benefit Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by the Company or its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which the Company or its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

         "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries or any of their respective properties or predecessors in interest.

         "Environmental Laws" means the common law and all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to
(i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 11001 et seq.), each as amended or supplemented, and any analogous future or present statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

         "Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.


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         "Equity Financing" shall mean the issuance and sale by the Company on the Closing Date of Common Stock of the Company generating gross cash proceeds of not less than $25 million.

         "Equity Financing Documents" shall mean each of the documents related to the consummation of the Equity Financing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate", as applied to any Person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause
(i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

         "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;
(vi) the imposition of liability on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has

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



terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

         "Event of Default" means each of the events set forth in Section 7.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Exchange Notes" has the meaning ascribed to it in Section 5.10(ii).

         "Exchange Request" has the meaning ascribed to it in Section 5.10.

         "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company, its Subsidiaries or any of their respective predecessors in interest.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

         "Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (1) EBITDA of such Person during the four full fiscal quarters (determined based on a fiscal year ending December 31) (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the "Transaction Date") to
(2) the aggregate Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, at any time subsequent to the first day of the Four Quarter Period and on or prior to the Transaction Date (the "Reference Period"), as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Investment, during the Reference Period, in any other Person that, as a result of such Investment, becomes a Subsidiary of such Person, (iii) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, and (iv) any sales or other dispositions of assets (other than sales of inventory in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, repayment, Investment, acquisition or asset sale had occurred on the first day of the Reference Period. If such Person or any of its Subsidiaries directly or indirectly guarantees any Indebtedness of a third Person, the Fixed Charge Coverage Ratio shall give effect to the incurrence of such Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness.

         "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated Subsidiaries (including (a) original issue discount on any Indebtedness, but excluding amortization of debt issuance costs, and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period, but excluding amortization of debt issuance costs) and (ii) dividend requirements on Capital Stock of such Person and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock)) paid or scheduled to be paid in cash during such period and excluding items eliminated in consolidation. For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a resolution of the Board of Directors) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated and (c) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with Interest Rate Agreements attributable to such period. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the amount of such dividend requirements and the denominator of which is one (1) minus the applicable actual combined federal, state, local and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Fixed Charges.

         "Fixed Rate" has the meaning ascribed to it in Section 2.3(A)(ii).

         "Fixed Rate Loans" means Loans described in Section 2.3A(ii).

         "Floating Rate Loans" means Loans described in Section 2.3A(i).

         "Funding Subsidiary Guarantor" has the meaning ascribed to it in
Section 10.7.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by The Financial Accounting Standards Board and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Company and its Subsidiaries, except that any accounting principle or practice required to be changed in order to continue as a generally accepted accounting principle or practice may be so changed.

         "Guarantee Obligations" has the meaning ascribed to it in Section 11.1.

         "Guarantees" means, collectively, the guarantees delivered to the Lenders by the Subsidiary Guarantors pursuant to Section 10 which are evidenced by notations of guarantee substantially in the form of Exhibit IX.

         "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health or safety or the environment.

         "Inactive Subsidiary" means, with respect to any Person, any Subsidiary of such Person listed on Schedule B-2, for so long as such Subsidiary is not conducting any business and does not hold any assets (other than, in the case of J&J Institutional Pharmaceuticals, Inc., a New Jersey Pharmacy permit (No. R504075) and State Controlled Substance Registration (No. DO47811) issued by the New Jersey Pharmacy Board, and any renewals thereof).

         "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, modification or waiver (i) increases the principal thereof or interest rate or premium payable thereon or (ii) changes to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness shall be redeemed; provided, further, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company.

         "Indebtedness" means, with respect to any Person, (i) all indebtedness, obligations and liabilities of such Person for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, of such Person, (iv) any indebtedness, obligation or liability of such Person owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person except that "Indebtedness" shall not include trade payables and accrued liabilities Incurred in the ordinary course of business for the purchase of goods or services which are not secured by a Lien other than a Permitted Encumbrance and obligations under Interest Rate Agreements and Currency Agreements (which constitute Contingent Obligations, not Indebtedness), (vi) guarantees of such Person in respect of Indebtedness of other Persons and (vii) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

         "Indemnified Liabilities" has the meaning ascribed to such term in
Section 12.4.

         "Indemnitees" has the meaning ascribed to such term in Section 12.4.

         "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

         "Integrated" means Integrated Health Services, Inc.

         "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company as currently conducted that are material to the condition (financial or otherwise), business, operations or prospects of the Company and its Subsidiaries, taken as a whole.

         "Intercompany Indebtedness" means any Indebtedness of the Company or any Subsidiary of the Company which, in the case of the Company, is owing to any Wholly-Owned Subsidiary of the Company and which, in the case of any such Subsidiary, is owing to the Company or any Wholly-Owned Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly-Owned Subsidiary of the Company or any lender under the Senior Credit Facility owns or holds such Indebtedness, or holds any Lien in respect thereof, such Indebtedness shall no longer be Intercompany Indebtedness permitted to be Incurred pursuant to Section 6.1(vi).

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

         "Interest Rate Determination Date" means, with respect to any Quarterly Period, the second Business Day on which banks in New York and London are open prior to the first Business Day of such Quarterly Period.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

         "Investment" means (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, any Securities of any other Person or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

         "Laws" means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Tribunal, and "Law" means each of the foregoing.

         "Lenders" has the meaning ascribed to that term in the introduction to this Agreement and shall include any assignee of any Loan, Note or Loan Commitment to the extent of such assignment.

         "LIBOR Rate" means the rate determined on the basis of the offered rates for deposits in U.S. Dollars for a period of three months which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Rate Determination Date for such Quarterly Period. If at least two rates appear on the Reuters Screen LIBO Page, the rate for such Quarterly Period will be the arithmetic mean of such rates rounded upwards, if necessary, to the nearest 1/16 of 1%. If fewer than two rates appear on the Reuters Screen LIBO Page, then such rate shall equal the arithmetic mean (rounded upward to the nearest l/16 of 1%) of the interest rates per annum at which deposits in U.S. Dollars for a period of three months are offered by BTCo or its designee at approximately 11:00 a.m., London time, on such Interest Rate Determination Date to first class banks in the London interbank market.

         "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

         "Litigation" means any action, suit, proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Tribunal.

         "Loan Commitment" means the Bridge Loan Commitment and the Term Loan Commitment.

         "Loan Documents" means this Agreement, the Bridge Notes, the Term Notes, the Guarantees, the Senior Subordinated Indenture, the Exchange Notes and the Registration Rights Agreement.

         "Loans" means the Bridge Loan and the Term Loan as each may be outstanding.

         "Margin Stock" has the meaning assigned to that term in Regulation U and Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

         "Material Adverse Change" means a material adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform, or the impairment of the ability of the Agent or Lenders to enforce, the Obligations.

         "Material Subsidiary" means, with respect to any accounting period, any Subsidiary of the Company (i) whose revenues constitute greater than 10% of the aggregate dollar value of the revenues of Company and its Subsidiaries, taken as a whole, for such accounting period or (ii) the fair market value of whose assets at any time during such accounting period is greater than 10% of the fair market value of all of the assets of Company and its Subsidiaries at such time.

         "Multiemployer Plan" means a Pension Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including, but not limited to, (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and
(ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

         "Non-payment Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to act to accelerate the maturity of any Designated Senior Indebtedness.

         "Notes" means, collectively, the Bridge Notes and the Term Notes.

         "Notice of Borrowing" means a notice substantially in the form of
Exhibit IV-A with respect to a proposed borrowing

         "Notice of Conversion" means a notice substantially in the form of
Exhibit IV-B with respect to a proposed conversion.

         "Obligations" means all obligations of every nature of the Company from time to time owed to the Lenders and the Agent under the Loan Documents, whether for principal, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

         "Offer Payment Date" has the meaning ascribed to such term in Section 2.5A(iv).

         "Officer" means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, the Secretary or Assistant Secretary of each of the Company and the Subsidiary Guarantors.

         "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by two Officers; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

         "Other Taxes" has the meaning ascribed to such term in Section 12.19.

         "Part Passu Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, Indebtedness of such Person which ranks pari passu in right of payment to the Loans or the Guarantee of such Subsidiary Guarantor, as the case may be.

         "Payment Blockage Period" has the meaning ascribed to such term in
Section 8.2(b).

         "Payment Default" means any default in the payment of principal, premium, if any, or interest on any Designated Senior Indebtedness beyond any applicable grace period with respect thereto.

         "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Agent may designate to the Company and the Lenders from time to time.

         "Payment Restriction" has the meaning ascribed to such term in Section 6.8.

         "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

         "Pension Plan" means an employee pension benefit plan as defined in
Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company any Subsidiary of the Company or any member of the Controlled Group.

         "Permits" has the meaning ascribed to such term in Section 4.20.

         Permitted Encumbrances" means (i) Liens granted to secure the Senior Credit Facility and to secure obligations under any Interest Rate Agreement entered into with any lender under the Senior Credit Facility or their respective Affiliates and any guarantees thereof; (ii) Liens existing on the Closing Date set forth on Schedule D to the extent and in the manner such Liens are in effect on the Closing Date; (iii) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.3; (iv) statutory Liens of landlords and banks and rights of offset, and Liens of carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, utility payments, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (vi) any attachment or judgment Lien not constituting an Event of Default; (vii) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (viii) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (ix) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b); (x) Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by this Agreement under which the Company or any of its Subsidiaries is a lessee; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xii) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (xiii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries; (xiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(xv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under interest swap obligations and foreign exchange agreements and forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any Subsidiary from fluctuations in the price of commodities; (xvii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practices; (xviii) Liens to secure Permitted Refinancing Indebtedness to the extent the Indebtedness Refinanced was secured and such Liens do not extend to any property other than the property which was subject to the Lien under the Indebtedness being Refinanced; (xix) Liens on assets of the Company securing Indebtedness which would constitute Senior Indebtedness but for the provisions of clause (c) in the third sentence of the definition of Senior Indebtedness and Liens on assets of a Subsidiary Guarantor securing Indebtedness which would constitute Subsidiary Guarantor Senior Indebtedness but for the provisions of clause (c) in the third sentence of the definition of Subsidiary Guarantor Senior Indebtedness; (xx) Liens to secure Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness; (xxi) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any such Subsidiary; and (xxii) Liens securing purchase money indebtedness.

         "Permitted Holders" means Counsel Corp. and its Affiliates.

         "Permitted Investments" means (a) Investments in cash and Cash Equivalents; (b) Investments by the Company or by any Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly-Owned Subsidiary of the Company that either (I) has not Incurred (and will not Incur as a result of or in connection with such transaction) any Indebtedness (other than Indebtedness permitted to be Incurred by such Subsidiary under Section 6.1) or (II) is a Subsidiary Guarantor; provided that
(x) such Investment shall be a Permitted Investment only for so long as any such Subsidiary in which the Investment has been made meets the conditions set forth above and (y) no Investment in any such Person or Subsidiary (including any transaction pursuant to which any Person becomes a Subsidiary of the Company) will be a Permitted Investment if and for so long as such Subsidiary is or would be subject to any Payment Restriction; (c) any Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness of the Company for payment in respect of such Investment is subordinated in right of payment, pursuant to a written agreement, to the Company's Obligations at least to the same extent and in the same manner as the Loans are subordinated to the Senior Credit Facility; (d) Investments made by the Company or by its Subsidiaries out of the Net Cash Proceeds of an Asset Sale made in compliance with Section 2.5A(ii)(a); and (e) Intercompany Indebtedness by and between the Company and its Subsidiaries.

         "Permitted Refinancing Indebtedness" means (A) any Refinancing by the Company of Indebtedness of the Company or of its Subsidiaries (other than Indebtedness Incurred or outstanding pursuant to clauses (ii), (v), (ix), (x) and (xi) of Section 6.1 which Indebtedness shall remain subject to the maximum aggregate amounts outstanding as set forth therein) and (B) any Indebtedness incurred pursuant to a Refinancing by any Subsidiary of the Company of Indebtedness Incurred by such Subsidiary (other than Indebtedness Incurred or outstanding pursuant to clauses (ii), (v), (ix), (x) and (xi) of Section 6.1 which Indebtedness shall remain subject to the maximum aggregate amounts outstanding as set forth therein), in the case of each of (A) and (B), that does not (1) result in an increase in the total of the aggregate principal amount of the Indebtedness of such Person being Refinanced as of the date of such proposed Refinancing (if such Indebtedness that is Refinancing the existing Indebtedness is issued at a price less than 100% of the principal amount thereof, an increase shall not be deemed to have occurred unless the gross proceeds of such Indebtedness that is Refinancing the existing Indebtedness is in excess of the total of the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing) or (2) create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, (y) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Loans or the Guarantees, as the case may be, or if recourse in respect of the Indebtedness being Refinanced is limited in any respect, then such Indebtedness proposed to be Incurred to Refinance the existing Indebtedness shall be subordinate in right of payment to the Loans or the Guarantees, as the case may be, and recourse with respect thereto, as the case may be, shall be limited at least to the same extent and in the same manner as the Indebtedness being Refinanced and (z) if such Indebtedness being Refinanced is Pari Passu Indebtedness, then such Indebtedness proposed to be incurred to Refinance the existing Indebtedness shall be Pari Passu Indebtedness.

         "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

         "Plan" means an employee benefit plan as defined in Section 3(3) of ERISA maintained by the Company or any of its Subsidiaries for employees of the Company or any of its Subsidiaries.

         "Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights (as compared to any other Capital Stock of such Person) with respect to dividends or redemptions or upon liquidation.

         "Pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of this Agreement, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act as interpreted by the Company's chief financial officer or Board of Directors in consultation with its independent certified public accountants.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

         "Quarterly Period" shall mean the period commencing on the first calendar day of each three-month period, if such day is a Business Day, or the first Business Day succeeding the first calendar day of each three-month period and ending on the day next preceding the first Business Day of the following Quarterly Period; provided that the first Quarterly Period shall commence on the Closing Date and shall end on and exclude October 1, 1996.

         "Real Property Assets" means interests in land, buildings, improvements, and fixtures attached thereto or used in the operation thereof, in each case owned or leased (as lessee) by the Company or its Subsidiaries.

         "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund or defease, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Register" has the meaning ascribed to such term in Section 5.13.

         "Registration Rights Agreement" means a registration rights agreement substantially in the form of Exhibit VI (with such changes therein as the Agent and the Company shall approve).

         "Related Business" means any capital expenditure or Investment in properties and assets that replace the properties and assets that were the subject of an Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto.

         "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

         "Reportable Event" has the meaning set forth in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement has been waived by applicable regulations of the PBGC.

         "Required Lenders" means Lenders holding in the aggregate more than 66-2/3% of the outstanding principal amount of Notes.

         "Restricted Payment" has the meaning ascribed to such term in Section 6.3.

         "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

         "Senior Credit Facility" means the Amended and Restated Credit Agreement dated as of February 14, 1996 among the Company, the lenders listed therein and Creditanstalt-Bankverein, as agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders pursuant to which the Company may borrow up to $75,000,000 in the aggregate at any one time.

         "Senior Indebtedness" means for any Person the principal of, premium, if any, and interest on and all other obligations with respect to any Indebtedness of such Person, whether outstanding on the Closing Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Loans. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (x) the principal of, premium, if any, and interest on, and all amounts payable in respect of, all obligations of every nature of the Company from time to time owed to the lenders under the Senior Credit Facility, including, without limitation, all obligations in respect of letters of credit and principal of and interest on and all fees, indemnities, and expenses payable under the Senior Credit Facility and all obligations under Interest Rate Agreements entered into with lenders under the Senior Credit Facility and their respective Affiliates and any guarantees thereof and (y) interest accruing thereon subsequent to the occurrence of any Event of Default specified in Sections 7.6 and 7.7 relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Law. Notwithstanding the foregoing, "Senior Indebtedness" of any Person shall not include (a) Indebtedness evidenced by the Loans, the Exchange Notes or the Take-Out Securities, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Person, (c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to such Person (other than Capitalized Lease Obligations), (d) Indebtedness which is represented by Disqualified Capital Stock, (e) obligations for goods, materials or services purchased in the ordinary course of business or obligations consisting of trade payables, (f) Indebtedness of or amounts owed by such Person for compensation to employees or for services rendered such Person, (g) any liability for federal, state, local or other taxes owed or owing by such Person,
(h) Indebtedness of such Person to a Subsidiary of such Person and (i) that portion of any Indebtedness which is incurred by such Person in violation of this Agreement.

         "Senior Subordinated Indenture" means an indenture between the Company and a trustee substantially in the form of Exhibit V (with such changes therein as the Agent and the Company shall approve, and, at such time as notes issued thereunder are sold in a public offering, with other appropriate changes to reflect such public offering), as the same may at any time be amended, modified and supplemented and in effect.

         "Subordinated Indebtedness" means Indebtedness of the Company or any Subsidiary Guarantor which is expressly subordinated in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that with respect to the Company, "Subsidiary" shall not include Inactive Subsidiaries so long as such entities remain Inactive Subsidiaries.

         "Subsidiary Guarantor Payment Blockage Period" has the meaning ascribed to it in Section 11.2.

         "Subsidiary Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest on and all other obligations with respect to any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Closing Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Subsidiary Guarantor. Without limiting the generality of the foregoing, "Subsidiary Guarantor Senior Indebtedness" shall include (x) the principal of, premium, if any, and interest on, and all amounts payable in respect of, all obligations of every nature of such Subsidiary Guarantor from time to time owed to the lenders under the Senior Credit Facility, including, without limitation, all obligations with respect to letters of credit and principal of and interest on, and all fees, indemnities and expenses payable under the Senior Credit Facility and all obligations under Interest Rate Agreements entered into with lenders under the Senior Credit Facility and their respective Affiliates and any guarantees thereof and (y) interest accruing thereon subsequent to the occurrence of any Event of Default specified in Sections 7.6 and 7.7 relating to the Subsidiary Guarantors, whether or not the claim for such interest is allowed under any applicable Bankruptcy Law. Notwithstanding the foregoing, "Subsidiary Guarantor Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Guarantee of such Subsidiary Guarantor, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Subsidiary Guarantor, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor (other than Capitalized Lease Obligations), (d) Indebtedness which is represented by Disqualified Capital Stock, (e) obligations for goods, materials or services purchased in the ordinary course of business or obligations consisting of trade payables, (f) Indebtedness of or amounts owed by such Subsidiary Guarantor for compensation to employees or for services rendered to such Subsidiary Guarantor, (g) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (h) Indebtedness of such Subsidiary Guarantor representing a guarantee of Subordinated Indebtedness or Pari Passu Indebtedness of the Company or any other Subsidiary Guarantor, (i) Indebtedness of such Subsidiary Guarantor to a Subsidiary of the Company and (j) that portion of any Indebtedness which is incurred by such Subsidiary Guarantor in violation of this Agreement.

         "Subsidiary Guarantors" means each of the present and future Subsidiaries of the Company.

         "Symphony" means Symphony Pharmacy Services, Inc., a Wholly-Owned Subsidiary of Integrated, and certain of its direct and indirect Wholly-Owned Subsidiaries.

         "Symphony Assets" means the assets of Symphony to be acquired by the Company in the Acquisition pursuant to the Acquisition Agreement.

         "Take-Out Banks" has the meaning ascribed to such term in Section 3.1P.

         "Take-Out Securities" means (i) any Securities of the Company and/or the Subsidiary Guarantors the proceeds of which are used to repay the Notes in full and (ii) any Securities of the Company issued in accordance with Section
6.14 the proceeds of which are used to Refinance the Notes in part, including, without limitation, the Demand Take-Out Notes.

         "Taxes" means all taxes, assessments, fees, levies, imposts, duties, penalties, deductions, liabilities, withholdings or other charges of any nature whatsoever, including interest penalties, from time to time or at any time imposed by any Law or any Tribunal.

         "Term Loan Commitment" has the meaning ascribed to such term in Section 2.2A.

         "Term Notes" has the meaning ascribed to such term in Section 2.2E.

         "Transaction Costs" means the fees, costs and expenses payable by the Company pursuant hereto and other fees, costs and expenses payable by the Company or a Subsidiary of the Company in connection with the Transactions.

         "Transactions" shall mean, collectively, (i) the Equity Financing, (ii) the incurrence of the revolving loans drawn down on the Closing Date under the Senior Credit Facility, (iii) the incurrence of the Bridge Loans hereunder on the Closing Date, (iv) the Acquisition, (v) any other transaction on the Closing Date contemplated in relation to the foregoing and (vi) the payment of fees and expenses in connection with the foregoing.

         "Transferee" has the meaning ascribed to such term in Section 12.19.

         "Treasury Rate" means, for any period, a rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the rate determined by the Agent to be the yield expressed as a rate in the secondary market on United States Treasury securities of substantially the same principal amount as the Loans and having a term to maturity equal to 9 years (such determination to be based upon quotes obtained by the Agent from established dealers in such market).

         "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

         "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

         "Wholly-Owned Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which 100% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person or a combination thereof.

         1.2 Accounting Terms

         For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.3 Other Definitional Provisions; Anniversaries

         Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

SECTION 2  AMOUNT AND TERMS OF LOAN COMMITMENT AND LOANS; NOTES

         2.1 Bridge Loan and Bridge Note

                  A. Bridge Loan Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree to lend to the Company on the Closing Date $100,000,000 in the aggregate (the "Bridge Loan"), each such Lender committing to lend the amount set forth next to such Lender's name on the signature pages hereto. The Lenders' commitments to make the Bridge Loan to the Company pursuant to this Section 2.1A are herein called individually, the "Bridge Loan Commitment" and collectively, the "Bridge Loan Commitments."

                  B. Notice of Borrowing. When the Company desires to borrow under this Section 2.1, it shall deliver to the Agent a Notice of Borrowing no later than 11:00 A.M. (New York time), at least two Business Days in advance of the Closing Date or such later date as shall be agreed to by the Agent. The Notice of Borrowing shall specify the applicable date of borrowing (which shall be a Business Day). Upon receipt of such Notice of Borrowing, the Agent shall promptly notify each Lender of its share of the Bridge Loan and the other matters covered by the Notice of Borrowing.

                  C. Disbursement of Funds. (a) No later than 12:00 Noon (New York time) on the Closing Date, each Lender will make available its pro rata share of the Bridge Loan requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in U.S. Legal Tender and immediately available funds at the Payment Office and the Agent promptly will make available to the Company by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Agent its portion of the Bridge Loan to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Company, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Company, the then applicable rate of interest on the Loans.

                  (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Bridge Loan Commitment hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.

                  D. Bridge Notes. The Company shall execute and deliver to each Lender on the Closing Date a Bridge Note dated the Closing Date substantially in the form of Exhibit I to evidence such Lender's portion of the Bridge Loan Commitment and with appropriate insertions (the "Bridge Notes").

                  E. Scheduled Payment of Bridge Loan. Subject to Section 2.2, the Company shall pay in full the outstanding amount of the Bridge Loan and all other Obligations owing hereunder no later than the Conversion Date.

                  F. Termination of Bridge Loan Commitment. The Bridge Loan Commitment hereunder shall terminate on the earlier of (i) the date on which the Acquisition Agreement is terminated in accordance with its terms or (ii) August 31, 1996 if the Bridge Loan is not made on or before such date.

                  G. Pro Rata Borrowings. The Bridge Loan made under this Agreement shall be made by the Lenders pro rata on the basis of their respective Bridge Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Bridge Loan hereunder and that each Lender shall be obligated to make its portion of the Bridge Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

         2.2      Term Loan and Term Note

                  A. Term Loan Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree, on the Conversion Date, upon the request of the Company, to convert the then outstanding principal amount of the Bridge Notes into a term loan (the "Term Loan"), such Term Loan to be in the aggregate principal amount of the then outstanding principal amount of the Bridge Notes. The Lenders' commitments under this Section 2.2A are herein called collectively, the "Term Loan Commitment."

                  B. Notice of Conversion/Borrowing. If the Company has not repaid the Bridge Loan in full on or prior to the Conversion Date, then the Company shall convert the then outstanding principal amount of the Bridge Notes into a Term Loan under this Section 2.2. The Company shall deliver to the Lenders a Notice of Conversion no later than 11:00 A.M. (New York time), at least two Business Days in advance of the Conversion Date. The Notice of Conversion shall specify the principal amount of the Bridge Notes outstanding on the Conversion Date to be converted into a Term Loan.

                  C. Making of Term Loan. Upon satisfaction or waiver of the conditions precedent specified in Section 3.2, each Lender shall extend to the Company the Term Loan to be issued on the Conversion Date by such Lender by canceling on its records a corresponding principal amount of the Bridge Notes held by such Lender.

                  D. Maturity of Term Loan. The Term Loan shall mature and the Company shall pay in full the outstanding principal amount thereof and accrued interest thereon on the tenth anniversary of the Closing Date (the "Maturity Date").

                  E. Term Notes. The Company, as borrower, shall execute and deliver to each Lender on the Conversion Date a Term Note dated the Conversion Date substantially in the form of Exhibit II to evidence the Term Loan made on such date, in the principal amount of the Bridge Notes held by such Lender on such date and with other appropriate insertions (collectively the "Term Notes").

         2.3 Interest on the Loans

                  A. Rate of Interest. The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate determined as set forth below.

                  (i) Floating Rate Loans. Subject to Section 2.3A(ii), the Loans shall bear interest for each Quarterly Period at a rate per annum equal to the Applicable Rate for such period plus the Applicable Spread.

                  (ii) Fixed Rate Loans. At any time on and after the Conversion Date, at the request of any Lender, all or any portion of the Term Loan owing to such Lender shall bear interest at a fixed rate per annum equal to the rate of interest borne by the Term Loans at the time of such request (such rate of interest equal to the Applicable Rate plus the Applicable Spread) plus .50% (the "Fixed Rate"), effective as of the first interest payment date with respect to such Term Loan after such notice so long as the 20 Business Days' notice set forth below is given; provided that no such conversion shall be permitted in respect of amounts to be voluntarily prepaid following receipt of a notice of prepayment pursuant to Section 2.5A. In order to request the conversion of a Floating Rate Loan to a Fixed Rate Loan, the Lender shall notify the Agent in writing of its intention to do so at least 20 Business Days prior to an interest payment date indicating the amount of the Term Loan for which it is requesting conversion to a Fixed Rate Loan, which shall be not less than $5,000,000 and increments of $10,000 in excess thereof, and the Agent shall so notify the Company at least 10 Business Days prior to such next succeeding interest payment date. Upon the conversion of a portion of a Floating Rate Loan to a Fixed Rate Loan an appropriate notation will be made on the Term Note and, on and after the first interest payment date following the receipt by the Company of a notice hereunder, such portion of the Term Loan which is converted to a Fixed Rate Loan shall bear interest at the Fixed Rate until repaid.

                  (iii) Notwithstanding clause (i) or (ii) of this Section 2.3A or any other provision herein, in no event will the combined sum of interest on the Loans exceed 18.00% per annum.

                  B. Interest Payments. Interest shall be payable (i) with respect to the Bridge Loan, in arrears on October 15, 1996, January 15, 1997, April 15, 1997, July 15, 1997, and upon any prepayment of the Bridge Loan (to the extent accrued on the amount being prepaid) and at maturity of the Bridge Loan in respect of any amounts paid on such date and not converted to Term Loans and (ii) with respect to the Term Loan, in arrears on each October 15, January 15, April 15 and July 15 of each year, commencing on the first of such dates to follow the Conversion Date, upon any prepayment of the Term Loan (to the extent accrued on the amount being prepaid) and at maturity of the Term Loan.

                  C. Post-Maturity Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans.

                  D. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year and, with respect to any amount of the Loans which are Floating Rate Loans, the actual number of days elapsed in the period during which it accrues or, with respect to any amount of the Loans which are Fixed Rate Loans, twelve 30-day months. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

         2.4 Fees

         The Company agrees to pay to BTCo and CIBC all fees and other obligations in accordance with, and at the times specified by, the Commitment Letter.

         2.5 Prepayments and Payments

                  A. Prepayments

                  (i) Voluntary Prepayments. The Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Agent at any time and from time to time, prepay the Loans made to the Company in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that unless Loans are to be prepaid in full, such voluntary prepayments shall not result in the aggregate amount of the Loans outstanding being less than $75,000,000 or shall not be made at a time when the aggregate amount of the Loans outstanding is less than $75,000,000; provided, further, that at such time as all or part of the Term Loan bears interest at the Fixed Rate, the Term Loan or such part that bears interest at the Fixed Rate, as the case may be, will be redeemable at the option of the Company, in whole or in part, at any time at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning August 1 of the years indicated below:


        Year                                         Percentage
        ----                                         ----------
        1997 ......................................  118.0%
        1998 ......................................  115.0%
        1999 ......................................  112.0%
        2000 ......................................  109.0%
        2001 ......................................  106.0%

         Notice of prepayment having been given as aforesaid, the principal amount of the Loans to be prepaid shall become due and payable on the prepayment date. Amounts of the Loans so prepaid may not be reborrowed.

                  (ii) Mandatory Prepayments

                  (a) Prepayments from Asset Sales. Upon receipt by the Company or any Subsidiary of the Company of Cash Proceeds of any Asset Sale occurring after the Closing Date, (i) the Company or any Subsidiary of the Company shall, or shall cause its Subsidiaries to, apply the Net Cash Proceeds of such Asset Sale to prepay (x) the term loans outstanding under the Senior Credit Facility or (y) revolving loans outstanding under the Senior Credit Facility; provided that the commitment thereunder is permanently reduced to the extent of the prepayment; and (ii) after the Conversion Date, the Company or any Subsidiary of the Company may apply any Net Cash Proceeds remaining after application pursuant to clause (i) above to a Related Business. Concurrently with the consummation of an Asset Sale, the Company shall deliver to the Agent an Officer's Certificate demonstrating the derivation of Net Cash Proceeds from the gross sales price of such Asset Sale.

         To the extent not used as above, the Company shall, or shall cause its Subsidiaries to, prepay the Loans with the Net Cash Proceeds received from any Asset Sale on a date not later than the Business Day next succeeding (i) the third Business day after the receipt thereof if such date of receipt is on or prior to the Conversion Date and (ii) the 270th day after the consummation of such Asset Sale if and to the extent that such Net Cash Proceeds are not applied by the Company or any Subsidiary of the Company within 270 days to a Related Business if such date of receipt is after the Conversion Date; provided that at such time as the Term Loan bears interest at the Fixed Rate, any such Net Cash Proceeds not so applied shall be used to make an offer to purchase the Term Loan from each Lender on a pro rata basis at 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.

                  (b) Prepayments from Issuances of Take-Out Securities. Concurrently with the receipt by the Company of proceeds from the issuance of Take-Out Securities, the Company shall prepay the Loans (at a price per Note equal to the principal amount of such Note plus accrued and unpaid interest, if any, to the date of payment) in a principal amount equal to the lesser of the proceeds thereof (net of expenses payable by the Company to any Person other than an Affiliate of the Company in connection with the issuance thereof) or the aggregate principal amount of the Notes then outstanding.

                  (c) Notice. The Company shall notify the Agent of any prepayment to be made pursuant to this Section 2.5A(ii) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

                  (iii) Company's Mandatory Prepayment Obligation; Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

                  (iv) Mandatory Offer to Purchase Notes

                  (a) Upon the occurrence of a Change of Control (the date of such occurrence, the "Change of Control Date"), the Lenders shall have the right to require the repurchase of all of the Notes pursuant to an offer to purchase (the "Change of Control Offer") at a purchase price equal to 101.5% of the aggregate principal amount thereof plus accrued interest thereon to the date of repurchase. Prior to the mailing of the notice to the Agent provided for in paragraphs (b) and (c) below but in any event within 30 days following any Change of Control, the Company hereby covenants to (i) repay in full all Indebtedness under the Senior Credit Facility or to offer to repay in full all such Indebtedness and to repay the Indebtedness of each lender under the Senior Credit Facility who has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facility to permit the payment of the Notes as provided for in paragraph (d) below. The Company shall first comply with the covenant in the preceding sentence before it shall be required to pay the Notes pursuant to this Section 2.5A(iv).

                  (b) The notice to the Agent shall contain all instructions and materials necessary to enable the Lenders to tender Notes.

                  (c) Within 30 days following any Change of Control the Company shall mail a notice to the Agent stating:

                  (1) that the Change of Control Offer is being made pursuant to this Section 2.5(A)(iv) and that all Notes validly tendered will be accepted for payment;

                  (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Offer Payment Date");

                  (3) that any Note not tendered will continue to accrue interest;

                  (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

                  (5) that if a Lender elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company prior to 5:00 p.m. New York time on the Offer Payment Date;

                  (6) that a Lender will be entitled to withdraw its election if the Company receives, not later than 5:00 p.m. New York time on the Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes such Lender delivered for purchase, and a statement that such Lender is withdrawing its election to have such Note purchased; and

                  (7) that if Notes are purchased only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

                  (d) On or before the Offer Payment Date, the Company shall (i) accept for payment Notes or portions thereof which are to be purchased in accordance with the above, and (ii) deposit at the Payment Office U.S. Legal Tender sufficient to pay the purchase price of all Notes to be purchased. The Agent shall promptly mail to the Lenders whose Notes are so accepted payment in an amount equal to the purchase price unless such payment is prohibited pursuant to Section 8 hereof or otherwise.

                  (e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

                  B. Manner and Time of Payment. All payments of principal and interest hereunder and under the Notes by the Company shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Agent, unless otherwise specified, not later than 12:00 Noon (New York time) on the date due at the Payment Office for the account of the Lenders; funds received by the Agent after that time shall be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment to be made of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

                  C. Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be.

                  D. Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) such a notation or to notify the Company of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

         2.6      Use of Proceeds

                  A. Bridge Loan. The proceeds of the Bridge Loan shall be applied by the Company, together with borrowings under the Senior Credit Facility and funds raised in the Equity Financing, to the payment of the Transaction Costs and to pay the consideration for the Acquisition.

                  B. Term Loan. Upon the extension of a Term Loan by a Lender, the Company shall cancel a corresponding principal amount of Bridge Notes held by such Lender.

                  C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

SECTION 3 CONDITIONS

         3.1      Conditions to Bridge Loan

         The obligation of the Lenders to make the Bridge Loan is subject-to prior or concurrent satisfaction of each of the following conditions:

         A. On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Agent shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Agent and, unless otherwise noted, dated the Closing Date:

                  1. a certified copy of the Company's, each Subsidiary Guarantor's and any other of the Company's Subsidiaries' charter, together with a certificate of status, compliance, good standing or like certificate with respect to the Company and each Subsidiary Guarantor issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

                  2. a copy of the Company's and each Subsidiary Guarantor's and any other of the Company's Subsidiaries' bylaws, certified as of the Closing Date by one of its Officers;

                  3. resolutions of the Company's and each Subsidiary Guarantor's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, each of the other Loan Documents and any other documents, instruments and certificates required to be executed by the Company or such Subsidiary Guarantor in connection herewith and therewith and approving and authorizing the execution, delivery and payment of the Notes and the consummation of the Transactions, each certified as of the Closing Date by one of its Officers as being in full force and effect without modification or amendment;

                  4. signature and incumbency certificates of the Company's and each Subsidiary Guarantor's Officers executing this Agreement and the Bridge Notes;

                  5. executed copies of this Agreement and the Bridge Notes substantially in the form of Exhibit I executed in accordance with Section 2.1D drawn to the order of the Lenders and with appropriate insertions;

                  6. an originally executed Notice of Borrowing substantially in the form of Exhibit IV-A, signed by the President or a Vice President of the Company on behalf of the Company in writing delivered to the Agent;

                  7. originally executed copies of one or more favorable written opinions of (I) Harwell Howard Hyne Gabbert & Manner, P.C., counsel for the Company and the Subsidiary Guarantors, substantially in the form of Exhibit VII and addressed to the Lenders, (II) Cahill Gordon & Reindel, counsel for the Lenders, substantially in the form of Exhibit VIII and addressed to the Lenders and (III) such other opinions of counsel and such certificates or opinions of accountants, appraisers or other professionals as the Agent shall have reasonably requested including, without limitation, receipt of an environmental report and technical reports from independent consultants in respect of the Company, the Symphony Assets and the Subsidiaries of the Company and their respective properties, reasonably satisfactory to the Agent;

                  8. a certificate, delivered by the Company and signed by the President or a Vice President and the Chief Financial or Accounting Officer of the Company and addressed to the Lenders in form and substance reasonably satisfactory to the Agent, with appropriate attachments, stating that, after giving effect to the consummation of the Transactions, the fair saleable value of the assets of the Company and its Subsidiaries will not be less than the probable liability on their debts, that each of the Company and its Subsidiaries will be able to pay its debts as they mature and that each will not have unreasonably small capital to conduct its business, and the Agent shall have received such opinions of value, other appropriate factual information and expert advice supporting the conclusions reached in such letter as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.

                  9. true and correct copies of the Acquisition Agreement, which shall not have been amended without the Agent's consent (which consent shall not be unreasonably withheld or delayed) and which shall be in full force and effect and each of the conditions to purchase contained therein shall have been satisfied and not materially waived or amended without the Agent's prior written consent (which consent shall not be unreasonably withheld or delayed);

                  10. (i) executed or conformed copies of the Senior Credit Facility and any amendments thereto made on or prior to the Closing Date and a copy of each legal opinion delivered in connection with the Senior Credit Facility, and the terms and provisions of the Senior Credit Facility and all documents and instruments relating thereto shall be reasonably satisfactory to the Agent, (ii) an Officers' Certificate from the Company certifying that the Senior Credit Facility is in full force and effect on the Closing Date and no material term or condition thereof has been amended, modified or waived from the form most recently provided to the Agent a reasonable time prior to the Closing Date except with the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed) and (iii) an Officers' Certificate from the Company to the effect that such party has performed or complied with all agreements and conditions contained in the Senior Credit Facility and any agreements or documents referred to therein, and the Company is not in default in the performance or compliance with any of the terms or provisions thereof;

                  11. a notation of Guarantee, executed and delivered by each Subsidiary Guarantor, dated the date of this Agreement, substantially in the form of Exhibit IX, as applicable; and

                  12. a copy of all closing documents relating to the Acquisition and all such counterpart originals or certified copies of such documents, instruments, certificates and opinions as the Agent may reasonably request.

                  B. The Agent shall have received reports and other information in form, scope and substance satisfactory to the Agent concerning environmental liabilities of the Company, the Symphony Assets and the Subsidiaries of the Company.

                  C. On or before the Closing Date, all authorizations, consents and approvals necessary in connection with the Transactions shall have been obtained and remain in full force and effect and all applicable waiting periods under Law applicable to the Acquisition shall have expired without any action being taken by any competent authority (including without limitation, any Tribunal) which restrains, prevents or imposes materially adverse conditions upon the completion of the Acquisition or the financing thereof and evidence of the receipt of such authorizations, consents and approvals satisfactory to the Agent shall have been delivered to the Agent.

                  D. No default or event of default shall have occurred under the Senior Credit Facility, all conditions to borrowing thereunder shall have been satisfied without waiver (except for any written waivers delivered in respect of a condition that in the opinion of the Agent is immaterial) and the Company shall have available to it a revolving credit facility of which not more than $33,000,000 shall have been funded as of such date.

                  E. On or before the Closing Date, the Company shall have paid to BTCo and CIBC the fees payable on the Closing Date pursuant to Section 2.4.

                  F. On or before the Closing Date, the Company shall have performed in all material respects all agreements which this Agreement provides shall be performed on or before the Closing Date except as otherwise disclosed to and agreed to in writing by the Agent.

                  G. At the Closing Date, the Company shall have consummated the Equity Financing and received gross cash proceeds of at least $25,000,000 therefrom. The Equity Financing shall have been definitively documented on terms and conditions satisfactory to the Agent, all such documentation shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

                  H. Simultaneously with the making of the Bridge Loan by the Lenders, the Company shall have delivered to the Agent an Officers' Certificate from the Company in form and substance satisfactory to the Agent to the effect that (i) the representations and warranties in Section 4 and the representations and warranties of the Company in the Senior Credit Facility are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, (ii) on or prior to the Closing Date, the Company has performed and complied with in all material respects all covenants and conditions to be performed and observed by the Company on or prior to the Closing Date and (iii) all conditions to the consummation of the Acquisition in the Acquisition Agreement have been satisfied substantially on the terms set forth therein and have not been waived or amended without the Agent's prior written consent.

                  I. Immediately following the making of the Bridge Loan by the Lenders, the Acquisition shall be consummated without the waiver of any conditions precedent thereto.

                  J. None of the Company, the Symphony Assets or any of the Subsidiaries of the Company shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Agent, has had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company, its subsidiaries or Symphony to consummate the Transactions and to execute, deliver and perform its respective obligations under the Loan Documents, the Senior Credit Facility and each other document or instrument to be delivered in connection with the Transactions executed or to be executed by it; there shall not have been, in the reasonable judgment of the Agent, any Material Adverse Change, or any development involving a prospective Material Adverse Change.

                  K. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute an Event of Default or Potential Event of Default.

                  L. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Lenders from making the Bridge Loan.

                  M. There shall not be pending or, to the knowledge of the Company, threatened any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or, to its knowledge, Symphony or any property or asset of the Company or the Symphony Assets or any of its or, to its knowledge, Symphony's respective Affiliates which has not been disclosed by the Company in writing to the Agent (and the Agent shall have received on the Closing Date an Officer's Certificate dated the Closing Date attesting to the same) and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in each case, singly or in the aggregate, in the opinion of the Agent, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Company, the Symphony Assets, the Transactions or the making of the Bridge Loans. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to restrain, enjoin, delay, prohibit or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions. There shall not be threatened, instituted or pending any action, proceeding or application before or by any Tribunal, or any other Person, domestic or foreign (i) challenging the Transactions or seeking to restrain, delay or prohibit the consummation thereof; (ii) seeking to prohibit or impose material limitations on the Company's ownership or operation of all or any portion of the Company's business or assets (including the business or assets of any Subsidiary thereof) or to compel the Company to dispose of or hold separate all or any portion of the Company's business or assets (including the business or assets of any Subsidiary thereof) as a result of the Acquisition;
(iii) which, in any event, might adversely affect the Bridge Loan; or (iv) seeking to impose any materially adverse conditions upon the Transactions.

                  N. The making of the Bridge Loan in the manner contemplated in this Agreement shall not violate the applicable provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of the Board.

                  O. The pro forma consolidated capital structure of the Company and its Subsidiaries, after giving effect to the Transactions, shall be consistent with the capital structure contemplated in the Commitment Letter.

                  P. The Company shall have entered into an agreement to engage one or more investment banks (collectively, the "Take-Out Banks") reasonably satisfactory to the Agent such that the Take-Out Banks will, to the extent that the Company deems it necessary and advisable, publicly sell or privately place the Demand Take-Out Notes.

                  Q. There shall not have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market in the United States or minimum or maximum prices established on any such exchanges; (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States or New York; or (iii) either (A) an outbreak or escalation of hostilities between the United States and any foreign power, or
(B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States, which, in the sole judgement of the Agent, makes it impracticable or inadvisable to proceed with the consummation of the Transactions or the Bridge Loan or any of the other transactions contemplated hereby including, without limitation, the issuance and sale of the Demand Take-Out Notes or that would materially affect the ability to sell or syndicate the Bridge Loan.

                  R. There shall not have been any disclosure of information relating to conditions or events not previously disclosed to the Lenders, or new information regarding previously disclosed matters, in the course of the Lenders' continuing legal, financial, tax, environmental, business and accounting due diligence review which the Lenders shall reasonably determine is material and adverse to the Company or the Symphony Assets.

                  S. The results of the Agent's financial, legal, tax and accounting due diligence investigations and any supplemental business or financial due diligence that the Agent reasonably determines has become necessary shall be satisfactory in all respects to the Agent and the Lenders shall have received any information reasonably necessary to conduct such due diligence.

                  T. The Agent shall be satisfied with its review of the Company's operating strategy, including, without limitation, planned asset dispositions and the tax implications of such dispositions and the operating income and cash flow budgets of the Company for the first year following the Closing Date.

                  U. The Agent shall be satisfied with its review of the accounting policies and procedures utilized by the Company and its Subsidiaries and to be utilized by the Company and its Subsidiaries after the Acquisition.

                  V. The Agent shall be satisfied that audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, of the Company and each Subsidiary Guarantor are available as of the Closing Date.

                  W. The Agent and its counsel shall be satisfied that the consummation of the Acquisition and the related financing, including the funding of the Bridge Loan, shall be in compliance with all applicable Laws. There shall not have been any statute, rule, regulation, injunction or order applicable to the Acquisition, or the financing thereof, promulgated, enacted, entered or enforced by any state or federal government or governmental or regulatory authority or agency or by any federal or state court, or by any Tribunal, nor shall there be pending any action or proceeding by or before any such authority, court or tribunal, involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the Acquisition or the financing thereof.

         3.2 Conditions to Term Loan

         The obligation of the Lenders to make the Term Loan on the Conversion Date is subject to the prior or concurrent satisfaction or waiver of the following conditions precedent:

                  A. The Agent shall have received in accordance with the provisions of Section 2.2B an originally executed Notice of Conversion.

                  B. The Company or any of its Material Subsidiaries shall not be subject to a Bankruptcy Order or a bankruptcy or other insolvency proceeding and an Event of Default or Potential Event of Default shall not have occurred under Section 7.6, 7.7 or 7.9.

                  C. No Event of Default or Potential Event of Default (whether matured or not) shall have occurred under Section 7.1.

                  D. No Event of Default or Potential Event of Default shall have occurred under Section 7.2; provided that if an event described in this
Section 3.2D is continuing at the Conversion Date but 30 days has not passed since the date of written notice of the commencement of such 30-day period from the holder or holders of not less than 50% in aggregate principal amount of the Loans then outstanding (the "Grace Period"), the Conversion Date shall be deferred until the earlier to occur of (x) the cure of such event or (y) the expiration of such Grace Period.

                  E. On the Conversion Date, the Agent shall have received an Officers' Certificate from the Company, dated the Conversion Date and satisfactory in form and substance to the Agent, to the effect that the conditions in this Section 3.2 are satisfied on and as of the Conversion Date.

                  F. The Company shall have executed and delivered to the Agent on the Conversion Date for delivery to the Lenders Term Notes dated the Conversion Date substantially in the form of Exhibit II to evidence the Term Loan, in the principal amount of (which principal amount shall be the aggregate principal amount of the Bridge Loan outstanding on the Conversion Date) the Term Loan and with other appropriate insertions.

                  G. The Company shall have paid any fees owing pursuant to
Section 2.4 in cash to BTCo and CIBC.

                  H. The making of the Term Loan shall not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of the Board.

SECTION 4         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders to enter into this Agreement and to make the Loans, the Company represents and warrants to the Lenders that, at the time of execution hereof and after consummation of the Transactions, the following statements are true, correct and complete:

         4.1 Organization and Good Standing; Capitalization

                  (a) Each of the Company and its Subsidiaries is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, has not had and will not have a Material Adverse Effect or a material adverse effect on the ability of the Company or its subsidiaries to consummate the Transactions and to execute, deliver and perform its respective obligations under the Loan Documents, the Senior Credit Facility and each other document or instrument to be delivered in connection with the Transactions executed or to be executed by it.

                  (b) All of the Subsidiaries of the Company as of the Closing Date are identified in Schedule B. The Capital Stock of each of the Subsidiaries of the Company identified in Schedule B is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock.

                  (c) As of the Closing Date and after giving effect to the Transactions, there are issued and outstanding 15,836,565 shares of Common Stock of the Company. Such shares of Common Stock of the Company have been duly and validly issued, fully paid and nonassessable. No stockholder of the Company has or will have any preemptive rights to subscribe for any additional equity securities of the Company. Any issuance and sale of Common Stock of the Company, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

         4.2 Authorization and Power

         Each of the Company and its Subsidiaries has the corporate power and requisite authority, and, to the extent a party thereto, has taken all corporate action necessary, to consummate the Transactions and to execute, deliver and perform its obligations under the Loan Documents, the Senior Credit Facility and each other document and instrument to be delivered in connection with the Transactions executed or to be executed by it and to issue the Notes and the Exchange Notes.

         4.3 No Conflicts or Consents

                  (a) The execution and delivery of the Loan Documents, the Acquisition Agreement and each other document to be executed and delivered in connection with the Transactions, the consummation of each of the transactions herein or therein contemplated, the compliance with each of the terms and provisions hereof or thereof, and the issuance, delivery and performance of the Notes, the Senior Credit Facility and the Exchange Notes, do not and will not
(i) violate any provision of any law or any governmental rule or regulation applicable to any of the Company and its Subsidiaries, the Certificate or Articles of Incorporation or bylaws of any of them or any order, judgment or decree of any court or other agency of government binding on any of them, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Company and its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions and to execute, deliver and perform its obligations under the Loan Documents, the Senior Credit Facility and each other document and instrument to be delivered in connection with the Transactions executed or to be executed by it, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of the Company and its Subsidiaries (other than any Liens created under the Senior Credit Facility) or
(iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any of the Company and its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or such approvals or consents the failure to obtain which could not reasonably be expected to singly or in the aggregate result in a Material Adverse Effect or have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions and to execute, deliver and perform its obligations under the Loan Documents, the Senior Credit Facility and each other document and instrument to be delivered in connection with the Transactions executed or to be executed by it.

                  (b) No consent, approval, authorization or order of any Tribunal or other Person is required in connection with the execution and delivery by the Company or any of its Subsidiaries of the Loan Documents, the Senior Credit Facility or any other document or instrument to be delivered in connection with the Transactions or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect or which has been waived in writing by the Agent on behalf of the Lenders or the failure of which to obtain would not, singly or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions and to execute, deliver and perform its respective obligations under the Loan Documents, the Senior Credit Facility and each other document or instrument to be delivered in connection with the Transactions executed or to be executed by it.

         4.4 Enforceable Obligations

         Each of the Loan Documents, the Acquisition Agreement, the Senior Credit Facility and each other document or instrument to be delivered in connection therewith has been duly authorized; each of the Loan Documents, the Acquisition Agreement, the Senior Credit Facility and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date has been duly executed and delivered by the Company and each of its Subsidiaries that are a party thereto; and each of the Loan Documents, the Acquisition Agreement, the Senior Credit Facility and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date is, and each of the Loan Documents to be executed and delivered after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of the Company and each such Subsidiary (to the extent a party thereto), enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.5 Properties; Liens

         Each of the Company and its Subsidiaries has, and after consummation of the Acquisition will have, good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them, are, and immediately after the consummation of the Acquisition will be, held under valid, subsisting and enforceable leases, and none of the Company or its Subsidiaries and, to the knowledge of the Company, any other party thereto, is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets owned or leased are so owned or leased free and clear of Liens.

         4.6 Financial Condition

                  (a) The audited consolidated balance sheets of the Company and its Subsidiaries and of the Symphony Assets at December 31, 1995 and 1994 and the related consolidated statements of income, shareholders equity and cash flows of the Company and its Subsidiaries and of the Symphony Assets for the three-year period ended December 31, 1995, certified by the independent certified public accountants of the Company and Symphony, respectively, copies of which have been delivered to the Agent, were prepared in accordance with GAAP, have been prepared from, and are consistent with, the books and records of the Company and its Subsidiaries and of Symphony, respectively, and fairly present the consolidated financial position of the Company and its Subsidiaries and of Symphony, respectively, as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries and of the Symphony Assets, respectively, for the periods then ended. None of the Company, any of its Subsidiaries or, to the best knowledge of the Company, the Symphony Assets had at December 31, 1995 any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments which are not reflected or reserved against in the foregoing statements or in the notes thereto. No events which have had or could reasonably be expected to have a Material Adverse Effect have occurred since December 31, 1995 except as reflected therein.

                  (b) The unaudited consolidated balance sheets of the Company and its Subsidiaries and to the best knowledge of the Company, of the Symphony Assets at March 31, 1996 and the related consolidated statements of income, retained earnings (deficit) and cash flows of each such entity for the period then ended, a copy of which has been delivered to the Agent, were prepared in accordance with GAAP consistently applied (except to the extent noted therein), have been prepared from, and are consistent with, the books and records of each such entity and fairly present the consolidated financial position of each such entity as of such date and the consolidated results of operations and cash flows of each such entity for the period covered thereby, in each case subject to normal year-end audit adjustments (including footnotes), consistent with past practices. None of the Company, any of its Subsidiaries or Symphony had on such date any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitment or unrealized or unanticipated losses from any unfavorable commitment which are not reflected or reserved against in the foregoing statements or in the notes thereto.

                  (c) The pro forma balance sheet of the Company as of March 31, 1996, a copy of which has heretofore been furnished to the Agent, fairly presents the estimated consolidated opening balance sheet of the Company assuming the Transactions had occurred as of March 31, 1996, and the financial condition of the Company on the Closing Date does not differ in any material respect from the information therein set forth.

                  (d) Upon giving effect to the Transactions:

                           (i) The fair saleable value of the assets of the
Company and each of its Subsidiaries, on a stand-alone basis, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Person as they mature.

                           (ii) The assets of each of the Company and its
Subsidiaries, on a stand-alone basis, do not constitute unreasonably small capital for any such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of any such Person, taking into account the particular capital requirements of the business conducted by such Person, and projected capital requirements and capital availability thereof.

                           (iii) The Company does not intend to, and will not
permit any of its Subsidiaries to, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of debt of each of such Person). The cash flow of the Company and each of its Subsidiaries, after taking into account all anticipated uses of the cash of each such Person, will at all times be sufficient to pay all amounts on or in respect of debt of each such company when such amounts are required to be paid.

                           (iv) The Company does not intend, and does not
believe, that final judgments against any of the Company or its Subsidiaries in actions for money damages will be rendered at a time when, or in an amount such that, any such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of the Company and each of its Subsidiaries, on a stand-alone basis, after taking into account all other anticipated uses of the cash of each such Person (including the payments on or in respect of debt referred to in paragraph (iii) of this Section 4.6(d)), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

         4.7 Full Disclosure

         The financial projections (including, without limitation, the pro forma financial statements included therewith) heretofore furnished to the Agent by the Company are complete, were prepared by or under the direction of an officer of the Company and were prepared in good faith on the basis of information and assumptions that the Company believed to be fair, complete and reasonable as of the date of such information, and which assumptions are believed to be fair, complete and reasonable as of the date hereof. All other factual information heretofore or contemporaneously furnished in writing by or on behalf of the Company or any of its Subsidiaries to the Agent or Lenders for purposes of or in connection with this Agreement including, but not limited to, the Acquisition Agreement, the Senior Credit Facility and all exhibits and appendices thereto) does not contain any untrue statement by such party or, to its knowledge, any other party of a material fact or omit to state any material fact necessary to keep the statements made by such party or, to its knowledge, any other party contained herein or therein from being misleading. No fact is known, no condition exists nor has any event occurred which has not been disclosed herein or in any other document, certificate or statement furnished to the Agent or the Lenders for use in the transactions contemplated hereby which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.8 No Default

         No event has occurred and is continuing which constitutes a Potential Event of Default or an Event of Default.

         4.9 Compliance with Contracts, Etc.

         None of the Company or any of its Subsidiaries is in violation of (A) its certificate of incorporation, by-laws or other organizational documents or
(B) any applicable law, ordinance, administrative or governmental rule or regulation, except, with respect to this clause (B), for such violations that would not, singly or in the aggregate, have a Material Adverse Effect, or (C) any order, decree or judgment of any Tribunal having jurisdiction over any of them; no event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default on the part of the Company or any of its Subsidiaries exists under any material Contractual Obligation.

         4.10 No Litigation

         There is no Litigation pending or, to the best knowledge of the Company after due investigation, threatened, by, against, or which may relate to or affect (a) any benefit plan or any fiduciary or administrator thereof, (b) the Transactions, or (c) the Company or any of its Subsidiaries or Symphony which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the ability of the Company or Symphony to consummate the Acquisition in a timely manner. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the transactions contemplated by the Loan Documents or the Senior Credit Facility. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against any such Person or its business or activities. None of the Company or any of its Subsidiaries has been advised that there is a reasonable likelihood of an adverse determination of any Litigation which adverse determination, should it occur, would have a Material Adverse Effect or a material adverse effect on the ability of the Company or its subsidiaries to consummate the Transactions and to execute, deliver and perform its respective obligations under the Loan Documents, the Senior Credit Facility and each other document or instrument to be delivered in connection with the Transactions executed or to be executed by it.

         4.11 Use of Proceeds; Margin Stock, Etc.

         The proceeds of the Bridge Loan will be used solely for the purposes specified herein. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation G, T, U or X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a Margin Stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or X. Neither the Company nor any of its Subsidiaries has taken or will take any action which might cause any of the Loan Documents to violate the applicable provisions of Regulation G, T, U or X, or any other regulation of the Board of Governors of the Federal Reserve System.

         4.12 Taxes

         All material tax returns, foreign and domestic, required to be filed by the Company and each of its Subsidiaries in any jurisdiction have been filed, and all material Taxes for which they are directly or indirectly liable or to which any of their respective properties or assets are subject have been paid prior to the time that such Taxes could give rise to a Lien thereon. There is no material proposed tax assessment against the Company or any of its Subsidiaries, and, to the best knowledge of the Company, there is no basis for such assessment, except for Contested Claims.

         4.13 ERISA

         A. The Company, its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of the Internal Revenue Code and ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.

         B. No ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of the Company or any Subsidiary of the Company or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement.

         C. Except as disclosed on Schedule C and except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Company or any Subsidiary of the Company or any of their respective ERISA Affiliates.

         D. In accordance with the most recent actuarial valuations, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), does not exceed $100,000.

         E. None of the Company or any of its Subsidiaries is a party to any Foreign Plans. For purposes hereof, the term "Foreign Plans" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any of its Subsidiaries with respect to employees employed outside the United States.

         4.14 Compliance with Law

         The Company and each of its Subsidiaries is in compliance with all Laws, except where the failure to comply, singly or in the aggregate, would not have a Material Adverse Effect.

         4.15 Government Regulation

         Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law which regulates the Incurrence by the Company or any of its Subsidiaries of Indebtedness, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

         4.16 Capital Structure and Subsidiaries

         After giving effect to the Transactions, the Company will have no interest in any Person other than the Subsidiaries of the Company set forth on Schedule B and other Investments of the Company as set forth on Schedule D and the Company will own, free and clear of all Liens, claims or restrictions on voting or transfer (other than as permitted by this Agreement), 100% of all classes of outstanding Capital Stock of each of the entities set forth on such Schedule B, except as specified on Schedule B. All of the issued and outstanding shares of Capital Stock of the Company and of each of its Subsidiaries is, and at and as of the date of consummation of the Transactions will be, duly authorized, validly issued, fully paid and nonassessable.

         4.17 Intellectual Property

                  A. Schedule E sets forth a complete and correct list, as of the Closing Date, of: (i) all patented or registered Intellectual Property and pending patent applications or applications for registration of Intellectual Property owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all trade names and unregistered trademarks or service marks owned by or used by the Company or any of its Subsidiaries; and (iii) all licenses of Intellectual Property to which the Company or any of its Subsidiaries is a party, either as licensee or licensor. Except as set forth on Schedule E, the Company and its Subsidiaries own or are licensed to use all Intellectual Property necessary to permit the operation of their businesses as currently conducted.

                  B. Except as disclosed on Schedule E, no material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. Except as disclosed on Schedule E, the use of such Intellectual Property by the Company or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole. The consummation of the Transactions will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by the Company or any of its Subsidiaries.

         4.18 Environmental Matters

         Except as set forth on Schedule F:

                  (i) the operations of each of the Company and its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect;

                  (ii) each of the Company and its Subsidiaries has obtained all Permits under Environmental Laws necessary to their respective operations, and all such Permits are being maintained in good standing, and each of the Company and its Subsidiaries is in compliance with all material terms and conditions of such Permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

                  (iii) none of the Company or its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person under any Environmental Law, including without limitation, any relating to any Hazardous Materials except as would not reasonably be expected to have a Material Adverse Effect or (b) any letter or request for information under
Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the best of the Company's knowledge, none of the Company or its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (iv) none of the Company or its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                  (v) none of the Company or its Subsidiaries or any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any actual or potential violation of or liability under

Environmental Laws or (b) any Environmental Claims except for such of the foregoing which would reasonably be expected to have a Material Adverse Effect;

                  (vi) none of the Company or its Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Hazardous Materials by any of the Company or its Subsidiaries except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (vii) none of the Company or its Subsidiaries or, to the best of the Company's knowledge, any predecessor of any of the Company or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                  (viii) no Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect, and none of the Company or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                  (ix) none of the Company or its Subsidiaries or, to the best of the Company's knowledge, any of their respective predecessors has disposed of any Hazardous Materials in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                  (x) no underground storage tanks or surface impoundments are on or at any Facility; and

                  (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of the Company or any of its Subsidiaries except for any such Lien which would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything in this Section 4.18 to the contrary, no event or condition has occurred which may interfere with present compliance by the Company or its Subsidiaries with any Environmental Law, or which may give rise to any liability under any Environmental Law, including, without limitation, any matter disclosed on Schedule F which, individually or in the aggregate, has had a Material Adverse Effect.

         4.19 Survival of Representations and Warranties

         Subject to Section 12.10B, all representations and warranties in the Loan Documents shall survive delivery of the Bridge Notes and the making of the Bridge Loan and shall continue until one year after repayment of the Notes and the Obligations, and any investigation at any time made by or on behalf of the Lenders shall not diminish the Lenders' right to rely thereon.

         4.20 Permits

         Except as disclosed on Schedule G, the Company and its Subsidiaries have, and immediately after the consummation of the Transactions will have (or, with respect to the Symphony Assets, will have within 180 days after the Closing
Date), such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole ("Permits"), and are (and will be immediately after the consummation of the Transactions) in compliance in all material respects with all applicable Laws of all Tribunals as are necessary to own, lease or operate their respective properties and to conduct their businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Transactions, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Transactions. The Company and its Subsidiaries are, and immediately after the consummation of the Transactions will be, in compliance in all material respects with their-respective obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except for any such revocation or termination as would not, singly or in the aggregate, have a Material Adverse Effect.

         4.21 Insurance

         The Company and its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the consummation of the Transactions) in full force and effect.

         4.22 Labor Matters

         No labor disturbance by the employees of the Company and its Subsidiaries exists or, to the best knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of the Company's or its Subsidiaries' principal suppliers, manufacturers or customers that could, singly or in the aggregate, have a Material Adverse Effect.

         4.23 Guarantees

         Each Subsidiary Guarantor shall, on the date it executes and delivers a Guarantee hereunder, have the full corporate power, authority and capacity to execute and deliver such Guarantee and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute such Guarantee as a valid and legally binding obligation of such Subsidiary Guarantor enforceable in accordance with its terms shall have been done and performed and shall have occurred in due compliance with all applicable Laws; on the date of such execution and delivery, the execution, delivery and performance of such Guarantee by such Subsidiary Guarantor will not (i) violate any provision of Law or any provision of the charter or bylaws of such Subsidiary Guarantor, or (ii) result in a breach of, a default under (including, without limitation, any event which with notice or lapse of time, or both, would constitute a breach of or a default under), or the creation of any Lien on the properties or assets of such Subsidiary Guarantor, the Company or any other Subsidiary of the Company under any Contract to which such Subsidiary Guarantor or the Company or any other Subsidiary of the Company is a party or by which the properties or assets of such Subsidiary Guarantor, the Company or any other Subsidiary of the Company may be bound or affected; on the date of such execution and delivery, each Guarantee executed and delivered by a Subsidiary Guarantor shall constitute legal, valid, binding and unconditional obligations of the Subsidiary Guarantor executing and delivering it to the Lenders hereunder, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and the foregoing representations and warranties of the Company shall be deemed for all purposes to have been made on each date when a Guarantee is delivered hereunder with respect solely to that Guarantee and the Subsidiary Guarantor so issuing such Guarantee.

         4.24 Senior Subordinated Indenture; etc.

         Each of the Company and the Subsidiary Guarantors shall (to the extent such documents are executed), on the date it executes and delivers the Senior Subordinated Indenture and the Exchange Notes and the Demand Take-Out Notes and the indenture governing the Demand Take-Out Notes (or the guarantees related thereto, as the case may be), have the full corporate power, authority and capacity to do so and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute them as valid and legally binding obligations of the Company enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), shall have been done and performed and shall have occurred in due compliance with all applicable Laws; on the date, if any, of such execution and delivery by the Company and the Subsidiary Guarantors, the Senior Subordinated Indenture and the Exchange Notes and the Demand Take-Out Notes (and the guarantees) and the indenture governing the Demand Take-Out Notes shall constitute legal, valid, binding and unconditional obligations of the Company and the Subsidiary Guarantors, as the case may be, enforceable against the Company and the Subsidiary Guarantors, as the case may be, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         4.25 Broker's or Finder's Fees

         No broker's or finder's fees or commissions will be payable by the Company or any of its Subsidiaries with respect to any transaction contemplated hereby or by the Senior Credit Facility and no similar fees or commissions will be payable by the Company or any of its Subsidiaries for any other services rendered to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby. The Company represents, warrants, covenants and agrees that the Company will indemnify the Lenders and the Agent against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker's or finder's fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby or by the Senior Credit Facility.

         4.26 Fraud and Abuse

         Except as disclosed on Schedule I, the Company and its Subsidiaries, and, to the knowledge of the Company and its Subsidiaries after reasonable inquiry, their respective officers and directors, and persons who provide professional services under agreements with the Company or any of its Subsidiaries have been and are in material compliance with federal Medicare and Medicaid statutes, 42 U.S.C. ss.ss. 1320a-7, 1320a-7(a), 1320a-7(b) and 1395nn,
as amended, and the regulations promulgated thereunder or related state and local statutes and regulations and rules of professional conduct, and have not at anytime:

                  (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (iii) presented or caused to be presented a claim for reimbursement for services under Medicare or Medicaid, or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent;

                  (iv) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment;

                  (v) knowingly and willfully illegally offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care programs, or (b) in return for purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care programs;

                  (vi) knowingly made a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare or Medicaid, or other state health care programs;

                  (vii) provided to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;

                  (viii) knowingly and willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a facility in order that the facility may qualify for Medicare or Medicaid or other state health care program certification, or (b) information required to be provided under ss. 1124A of the Social Security Act (42 U.S.C. ss. 1320a-3);

                  (ix) knowingly and willfully (a) charged for any Medicaid service, money or other consideration at a rate in excess of the rates established by the state, or (b) for services covered (in whole or in part) by Medicaid, charged, solicited, accepted or received, in addition to amounts paid by Medicaid, any gift, money, donation or other consideration (other than a charitable, religious or philanthropic contribution from an organization or from a person unrelated to the patient) (y) as a precondition of treating the patient, or (z) as requirement for the patient's continued treatment;

                  (x) completed Certificates of Medical Necessity on behalf of physicians in violation of the Health Care Financing Administration's carrier directives prohibiting home health care providers from so doing;

                  (xi) violated the federal Food, Drug and Cosmetic Act and the so-called "pharmacy exemption" contained therein and the FDA's Compliance Policy Guide Number 7132.16 entitled "Manufacture, Distribution, and Promotion of Adulterated, Misbranded, or Unapproved New Drugs for Human Use by State-Licensed Pharmacies"; or

                  (xii) violated the FDA's guidelines or OSHA regulations including those in connection with any oxygen filling stations maintained or operated by the Borrower or any of its Subsidiaries and 29 C.F.R. 1910, 1030 Occupational Exposure to Bloodborne Pathogens;

such that the actions or inactions in the foregoing clauses (i) through (xii), individually or in the aggregate, would have a material adverse effect on the business, operations property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole.

SECTION 5 AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full it shall perform all covenants in this Section 5 required to be performed by it:

         5.1 Financial Statements and Other Reports

         The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company will deliver to each Lender and the Agent:

         (i) as soon as available and in any event within 30 days after the end of each month ending after the Closing Date, (1) the consolidated balance sheets of the Company and its Subsidiaries and the consolidating balance sheets of the Company and the Material Subsidiaries, in each case as at the end of such month,
(2) the related consolidated and consolidating statements of income, stockholders' equity and cash flows, in each case for such month and for the period from the beginning of the then current fiscal year to the end of such month, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.1(x), all in reasonable detail and certified by the chief financial officer or the controller of the Company that they fairly present the financial condition of such entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (3) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such monthly period and for the period from the beginning of the then current fiscal year to the end of such monthly period;

                  (ii) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year and within 100 days after the end of the fourth fiscal quarter of each fiscal year,
(1) the consolidated balance sheets of the Company and its Subsidiaries and the consolidating balance sheets of the Company and the Material Subsidiaries as at the end of such fiscal quarter, (2) the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.1(x), all in reasonable detail and certified by the chief financial officer or the controller of the Company that they fairly present the financial condition of each the Company and its Subsidiaries and the Company and the Material Subsidiaries, as the case may be, at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (3) the company's quarterly report on Form 10-Q for such quarterly period, and (4) only if the Company does not file quarterly reports on Form 10-Q with the Commission, a narrative report describing the operations of the Company and its Subsidiaries (in the form of management's discussion and analysis of such operations which would comply with the disclosure requirements of the Exchange Act and rules and regulations promulgated thereunder with respect to management's discussion and analysis set forth in quarterly reports on Form 10-Q) prepared for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

                 (iii) as soon as available and in any event within 100 days after the end of each fiscal year, (1) the consolidated balance sheets of the Company and its Subsidiaries and the consolidating balance sheets of the Company and the Material Subsidiaries as at the end of such fiscal year, (2) the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.1(x) for the fiscal year covered by such financial statements, all in reasonable detail and certified by the chief financial officer or the controller of the Company that they fairly present the financial condition of the Company and its Subsidiaries and the Company and the Material Subsidiaries, as the case may be, at the dates and the results of their operations and their cash flows for the periods indicated, (3) the Company's annual report on form 10-K for such year, (4) only if the Company does not file annual reports on Form 10-K with the Commission, a narrative report describing the operations of the Company and its Subsidiaries (in the form of management's discussion and analysis of such operations which would comply with the disclosure requirements of the Exchange Act and rules and regulations promulgated thereunder with respect to management's discussion and analysis set forth in annual reports on Form 10-K) prepared for such fiscal year, and (5) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                 (iv) together with each delivery of financial statements pursuant to Sections 5.1(ii) and (iii) above, (a) an Officers' Certificate of the Company stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance

Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP) during and at the end of such accounting periods with the restrictions contained in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.9 and 6.15;

                 (v) together with each delivery of consolidated financial statements pursuant to Section (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default that relates to accounting matters has come to their attention and, if any such condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificates delivered therewith is not correct;

                 (vi) promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports in final form (other than reports of a routine or ministerial nature which are not material) submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

                 (vii) promptly upon the sending or filing thereof, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to their security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority (other than reports of a routine or ministerial nature which are not material), and (c) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

                 (viii) promptly upon any executive officer of the Company obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition which might result in an Event of Default referred to in Section 7.2,
(c) of any condition or event which would be required to be disclosed in a current report filed with the Commission on Form 8-K whether or not the Company is required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

                 (ix) promptly upon any executive officer of the Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by the Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                          (1)     if adversely determined, has a reasonable
possibility of giving rise to a Material Adverse Effect; or

                          (2)     seeks to enjoin or otherwise prevent the
consummation of, or to recover any damages or obtain relief as a result of, the Transactions;

written notice thereof together with such other information as may be reasonably available to the Company or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

                 (x) as soon as practicable but in any event no later than 40 days following the first day of each fiscal year a forecast for each of the next succeeding twelve months of the consolidated balance sheet and the consolidated statements of income, cash flow and cash position of the Company and its Subsidiaries and the consolidating balance sheet and the consolidating statements of income, cash flow and cash position of the Company and the Material Subsidiaries, together with an outline of the major assumptions upon which the forecast is based. Together with each delivery of financial statements pursuant to Sections 5.1(ii) and (iii) above, the Company shall deliver a comparison of the current year to date financial results against the budget required to be submitted pursuant to this Section;

                 (xi) not later than the last day of each fiscal year of the Company, a report in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and all material insurance coverage planned to be maintained by such Persons in the subsequent fiscal year;

                 (xii) in writing, promptly upon an executive officer of the Company obtaining knowledge that the Company or any of its Subsidiaries has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) the release or threatened release of any Hazardous Material, substance or constituent into the environment which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which release the Company or any of its Subsidiaries would have a duty to report to a Tribunal under an Environmental Law, or (z) the existence of any Environmental Lien on any properties or assets of the Company or any of its Subsidiaries;

                 (xiii) promptly after the availability thereof, copies of all material amendments to the certificate of incorporation or by-laws of the Company or any of its Subsidiaries; and

                 (xiv) promptly upon any Person becoming a Subsidiary of the Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of the Company and (b) all of the data required to be set forth in Schedule B with respect to all Subsidiaries of the Company;

                 (xv) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or any of their respective property, business or assets as from time to time may be reasonably requested by any Lender; provided that no information or data shall be required to be delivered hereunder or under any other provision of this Agreement if it would violate any applicable attorney-client or accountant-client privilege.

         5.2     Corporate Existence, Etc.

         The Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises to its business and those of each of its Subsidiaries, except as permitted by Section 6.7 or where the failure to so preserve or keep will not, singly or in the aggregate, have a Material Adverse Effect.

         5.3     Payment of Taxes and Claims; Tax Consolidation

                 A. The Company will, and will cause each of its Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its material properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets prior to the time when any material penalty or fine shall be incurred with respect thereto, provided that no such charge or claim need be paid if the validity or amount of such charge or claim is being diligently contested in good faith and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

                 B. The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries so long as the filing of such consolidated income tax return is permitted by applicable law).

         5.4     Maintenance of Properties; Insurance

         The Company will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof; provided that nothing in this
Section 5.4 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any such properties, or disposing of any of them, if such action is in the ordinary course of business or, in the reasonable good faith judgment of the Company, necessary or desirable in the conduct of its business or otherwise permitted by this Agreement. The Company will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in its industry, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general respective areas in which the Company and its Subsidiaries operate.

         5.5     Inspection

         The Company shall permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of the Company or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to receive copies and extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that representatives of the Company or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

         5.6     Equal Security for Loans and Notes

         If the Company or any of its Subsidiaries shall create, assume or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.2, the Company shall, at the request of the Agent, make or cause to be made effective provision whereby the Obligations under this Agreement will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; provided that this covenant shall not be construed as or deemed to be a consent by the Lenders to any violation of the provisions of Section 6.2; and provided, further, that the Company shall under no circumstances be required to make or cause to be made effective provision whereby the Obligations under this Agreement will be secured, directly or indirectly, by Margin Stock.

         5.7     Compliance with Laws, Etc.

         The Company shall and shall cause each of its Subsidiaries to comply with the requirements of all applicable Laws of any Tribunal, to the extent noncompliance, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         5.8     Maintenance of Accurate Records, Etc.

         The Company shall keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves all in accordance with GAAP and consistent with prior business practices.

         5.9     Take-Out Financing

                 A. The Company agrees that upon request (a "Request") from the holder or holders of a majority in aggregate principal amount of the Loans then outstanding made at any time after October 31, 1996 and prior to the earlier of (x) payment in full of the Loans and (y) the Conversion Date, the Company will take all actions necessary or desirable, to the extent within its power, so that the Take-Out Banks can, as soon as practicable after such Request, publicly sell or privately place the Demand Take-Out Notes (the "Initial Request Date"). The Company further agrees that upon notice by the Take-Out Banks, at any time and from time to time following the Initial Request Date, the Company will issue and sell Demand Take-Out Notes upon such terms and conditions as specified in such notice; provided that (i) the interest rate thereon (whether floating or fixed) shall be determined by the Take-Out Banks, in light of the then prevailing market conditions but in no event shall the interest rate on the Demand Take-Out Notes exceed 15% per annum; (ii) the Company, in its reasonable discretion after consultation with the Take-Out Banks, shall determine whether the Demand Take-Out Notes shall be issued through a public offering or a private placement and, if issued in a private placement, the Demand Take-Out Notes will be accompanied by customary registration rights; (iii) the maturity of any Demand Take-Out Notes shall not be earlier than the eighth anniversary of the Closing Date; and (iv) all other arrangements with respect to the Demand Take-Out Notes shall be reasonably satisfactory in all respects to the Take-Out Banks and the Company in light of the then prevailing market conditions. The foregoing shall not limit the Company's right to refinance the Bridge Loan by any other means.

                 B. If it shall be reasonably determined by the Take-Out Banks based upon the prevailing market conditions that it is necessary and advisable to sell the Demand Take-Out Notes with an equity component, the Company shall issue common equity or common equity equivalents to the purchasers of the Demand Take-Out Notes in such amount as is necessary in order for the Company to receive net proceeds from the sale of the Demand Take-Out Notes in an amount sufficient to repay the Bridge Loan in full; provided that in no event will the Company be required to issue common equity or common equity equivalents representing more than (i) on or prior to the six month anniversary of the Closing Date, 3% of its outstanding common equity (calculated on a fully-diluted basis) pursuant to this sentence and (ii) after the six month anniversary and on or prior to the one year anniversary of the Closing Date, 5% of its outstanding common equity (calculated on a





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


fully-diluted basis) pursuant to this sentence. In the event that the Bridge Loan is repaid in full after the six months anniversary and on or prior to the first anniversary of the Closing Date out of the proceeds of the sale of Demand Take-Out Notes, and the full amount of the common equity otherwise available at the time of repayment pursuant to clause (ii) of the preceding sentence to be used to place the Demand Take-Out Notes is not so used, the Lenders will receive 50% of such unused equity at the time of repayment in full of the Bridge Loan.

         5.10    Exchange of Term Notes

         The Company will, on the 5th Business Day following the written request (the "Exchange Request") of the holder of any Term Note bearing interest at a fixed interest rate equal to the Fixed Rate (or beneficial owner of a portion thereof):

                 (i) Execute and deliver, cause each Subsidiary Guarantor to execute and deliver, and cause a bank or trust company acting as trustee thereunder to execute and deliver, the Senior Subordinated Indenture substantially in the form of Exhibit V, if such Senior Subordinated Indenture has not previously been executed and delivered;

                 (ii) Execute and deliver to such holder or beneficial owner in accordance with the Senior Subordinated Indenture a note in the form attached to the Senior Subordinated Indenture (the "Exchange Notes") bearing a fixed interest rate equal to the Fixed Rate in exchange for such Term Note dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Term Note (or portion thereof) being exchanged, and cause each Subsidiary Guarantor to endorse its guarantee thereon; and

                 (iii) Execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, to such holder or owner, as the case may be, a Registration Rights Agreement in the form of Exhibit VI, if such Registration Rights Agreement has not previously been executed and delivered or, if such Registration Rights Agreement has previously been executed and delivered and such holder or owner is not already a party thereto, permit such holder or owner to become a party thereto.

         The Exchange Request shall specify the principal amount of the Term Notes to be exchanged pursuant to this Section 5.10 which shall be at least $5,000,000 and integral multiples of $10,000 in excess thereof. Term Notes delivered to the Company under this Section 5.10 in exchange for Exchange Notes shall be canceled by the Company and the corresponding amount of the Term Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Senior Subordinated Indenture.

         The bank or trust company acting as trustee under the Senior Subordinated Indenture shall at all times be a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or State authority and which has a combined capital and surplus of not less than $50,000,000.

         5.11    ERISA Compliance

         Each of the Company and its Subsidiaries will (i) make prompt payment of all contributions which it is obligated to make under all Pension Plans and which are required to meet the minimum funding standard set forth in ERISA with respect to each of the Pension Plans, (ii) within 30 days after the filing thereof, furnish to the Lenders each Schedule B to the annual return/report (Form 5500 Series), required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, with respect to each of the Pension Plans that is not a Multiemployer Plan for each Plan year, and (iii) notify the Lenders promptly upon becoming aware of any fact, including but not limited to, any Reportable Event arising in connection with any of the Pension Plans that is not a Multiemployer Plan, which could be reasonably expected to constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, together with a statement as to the action, if any, proposed to be taken with respect thereto.

         5.12    Payments in U.S. Dollars

         All payments of any Obligations to be made hereunder or under the Notes by the Company or any other obligor with respect thereto shall be made solely in U.S. Dollars or such other currency as is then legal tender for public and private debts in the United States of America.

         5.13    Register

         The Company hereby designates the Agent to serve as the Company's agent, solely for purposes of this Section 5.13, to maintain a register (the "Register") on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Company's obligations in respect of such Loans. With respect to any Lender, the transfer of the Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Loan Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loan Commitments and Loans shall be recorded by the Agent on the Register only upon the receipt by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to Section 12.2A. Coincident with the delivery of such an assignment and assumption agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.

         5.14    Lenders Meeting

         The Company will participate in a meeting with the Lenders once during each fiscal year during which any Obligations are outstanding hereunder to be held at a location and a time selected by the Company and reasonably satisfactory to the Lenders.

         5.15    Additional Subsidiary Guarantors

         The Company will cause any Person which becomes a Subsidiary of the Company (whether by creation, acquisition or otherwise) to execute and deliver a guarantee, in form and substance satisfactory to the Agent (and with such documentation relating thereto as the Agent shall require, including, without limitation, a supplement or amendment to this Agreement and opinions of counsel as to the enforceability of such guarantee) pursuant to which such Subsidiary shall become a Subsidiary Guarantor under the Bridge Notes and this Agreement in accordance with Section 10 with the same effect and to the same extent as if such Person had been named herein as a Subsidiary Guarantor.

         5.16    Additional Agreements

         The Company will use its best efforts to, on or prior to the 90th calendar day following the Closing Date, enter into a preferred provider agreement between Integrated Health Services, Inc. and Capstone Pharmacy Services, Inc. that will give the Company the right to provide, or the right to match any offer to provide, pharmaceutical product distribution and dispensing services at Integrated-owned long-term care facilities on terms more favorable to such facilities than are being rendered under other provider agreements.

SECTION 6        NEGATIVE COVENANTS

         The Company covenants and agrees that until the satisfaction in full of the Loans and the Notes and all other Obligations due under this Agreement it will fully and timely perform all covenants in this Section 6.

         6.1     Indebtedness

         The Company shall not, and shall not cause or permit any of its Subsidiaries, directly or indirectly, to Incur, or remain or become directly or indirectly liable with respect to, any Indebtedness, except for the following ("Permitted Indebtedness"):

                 (i) the Company and the Subsidiary Guarantors may Incur and remain liable with respect to the Obligations;

                 (ii) the Company and the Subsidiary Guarantors may Incur and remain liable with respect to Indebtedness under the Senior Credit Facility; provided that the aggregate principal amount of Indebtedness outstanding under the Senior Credit Facility at any one time shall not exceed





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


the sum of (x) $75,000,000 less the sum of (a) the aggregate amount of scheduled amortization payments of the principal amount thereof actually made; provided that the commitments thereunder are permanently reduced, (b) the aggregate amount of mandatory prepayments of the principal amount there of actually made, (c) each permanent reduction of commitments to extend credit thereunder not otherwise caused pursuant to clause (a) or (b) and (d) the aggregate amount of Indebtedness outstanding pursuant to Section 6.1(x) and (y) any Indebtedness incurred under the Senior Credit Facility pursuant to and in accordance with the last paragraph of this Section 6.1;

                 (iii) the Company and the Subsidiary Guarantors may Incur and remain liable with respect to the Bridge Notes, Term Notes, Take-Out Securities and Exchange Notes;

                 (iv) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 6.5 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                 (v) the Company and its Subsidiaries may remain liable with respect to Indebtedness in respect of Capital Leases; provided that the aggregate amount of Indebtedness incurred under this Section 6.1(v) and Section 6.1(ix) (A) from and after the Closing Date and on or prior to the Conversion Date, shall not exceed $2,000,000 at any time outstanding, and (B) after the Conversion Date, shall not exceed $5,000,000 at any time outstanding;

                 (vi) the Company and its Subsidiaries may Incur and remain liable with respect to Intercompany Indebtedness;

                 (vii) the Company and its Subsidiaries may remain liable with respect to the Indebtedness which is existing on the Closing Date and is described on Schedule H;

                 (viii) the Company and its Subsidiaries may Incur and remain liable with respect to Permitted Refinancing Indebtedness;

                 (ix) the Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred to finance (a) the purchase price of equipment, fixtures and any other similar property or the remodeling or other improvement costs of any facility of the Company or any of its Subsidiaries or (b) the purchase price of any Real Property Assets; provided that the aggregate principal amount of all such Indebtedness, together with all Indebtedness incurred under Section 6.1(v) above, (A) from and after the Closing Date and on or prior to the Conversion Date, shall not exceed $2,000,000 at any time outstanding and (B) after the Conversion Date, shall not exceed $5,000,000 at any time outstanding;

                 (x) Subsidiaries of the Company acquired after the Closing Date may remain liable with respect to Indebtedness existing immediately prior to the time any such entity became a Subsidiary of Company in an amount which, together with all other Indebtedness outstanding pursuant to Section 6.1(ii), does not exceed $75,000,000 at any one time outstanding; provided that such Indebtedness is not incurred in contemplation of such acquisition; and

                 (xi) after the Conversion Date, the Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed at any time outstanding $5,000,000.

         In addition to the foregoing, at any time after the Conversion Date, if no Potential Event of Default with respect to payment of principal of, or interest on, the Notes or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness if immediately before and immediately after giving effect to the incurrence of such Indebtedness the Fixed Charge Coverage Ratio of the Company would be greater than 2.75 to 1.0.

         6.2     Liens

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or of any of its Subsidiaries, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                 (i)      Permitted Encumbrances;

                 (ii) Liens on (a) Real Property Assets or (b) equipment, fixtures and other similar property of Company and any of its Subsidiaries, in each case securing Indebtedness described in Sections 6.1(v) and 6.1(ix); provided that such Liens shall extend only to the equipment, fixtures, and other similar property so financed (and improvements or attachments thereto) and the proceeds thereof;

                 (iii) Liens securing Indebtedness permitted under Section 6.1(x), which Liens are existing prior to the time the entity which incurred such Indebtedness became a Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, the acquisition of such Subsidiary and such Liens extend or cover only the property and assets of such entity which were covered by such Liens and which were owned by such entity, in each case at the time such entity became a Subsidiary of the Company (and improvements or attachments thereto);

                 (iv) the replacement, extension or renewal of any Lien permitted by this Section 6.2 upon or in the same property subject to such Lien and as security for the same obligations or any refinancings thereof to the extent such refinancings are permitted under Section 6.1; provided that such Lien does not extend to or cover any property other than the property covered by such Lien immediately prior to such replacement, extension or renewal of such Lien (and improvements or attachments thereto) and the principal of the obligations secured thereby is not increased; and

                 (v) after the Conversion Date, additional Liens securing Indebtedness at any one time outstanding not exceeding $2,000,000.

         6.3     Restricted Payments

                 (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly (a) declare or pay any dividend, or make any distribution, on any Capital Stock of the Company (other than dividends or distributions payable solely in Qualified Capital Stock of the Company), (b) purchase, redeem or otherwise acquire or retire for value any of the Company's Capital Stock, or any warrants, rights or options to acquire shares of any class of such Capital Stock or (c) make any principal payment on, purchase, defease, redeem, prepay, or otherwise acquire or retire for value, other than any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Pari Passu Indebtedness of the Company or of a Subsidiary Guarantor (any such dividend, distribution, purchase, redemption, acquisition, retirement, defeasance or prepayment set forth in clauses (a), (b) and (c) above a "Restricted Payment").

                 (b) Notwithstanding the foregoing, if no Potential Event of Default or Event of Default shall have occurred and be continuing or shall be caused as a consequence thereof, the provisions set forth in the immediately preceding paragraph will not prevent (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (2) the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Indebtedness or Pari Passu Indebtedness of the Company or of a Subsidiary Guarantor in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, (3) the repurchase, redemption or other repayment of any Subordinated Indebtedness of the Company in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of Subordinated Indebtedness of the Company with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Subordinated Indebtedness repurchased, redeemed or repaid, (4) the repurchase, redemption or other repayment of any Pari Passu Indebtedness of the Company in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of Pari Passu Indebtedness or Subordinated Indebtedness of the Company with a Weighted Average Life to Maturity equal to or greater than the then remaining Weighted Average Life to Maturity of the Pari Passu Indebtedness repurchased, redeemed or repaid and (5) the purchase, redemption, acquisition or retirement of the Series B Warrants issued by the Company for an aggregate amount not to exceed $650,000.

         6.4     Investments; Joint Ventures

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make or own any Investment (other than Permitted Investments) in any Person, including any Joint Venture, except:

                 (i) the Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date (after giving effect to the Acquisition) in any Subsidiaries of the Company and described on Schedule B;

                 (ii) the Company and its Subsidiaries may continue to own the Investments owned by them and described on Schedule D;

                 (iii) the Company and its Subsidiaries may accept promissory notes received in consideration of, or the deferral of a portion of the sales price accepted with respect to, any Asset Sale permitted under
Section 6.15;

                 (iv) the Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers;

                 (v) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Company or any of its Subsidiaries may make loans to its employees for the purpose of purchasing Common Stock of the Company; provided that the aggregate amount of such loans shall not exceed $500,000 at any time outstanding; and

                 (vi) The Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed $25,000,000 (including the amount of any Indebtedness constituting the deferred purchase price payable in connection therewith and any amounts that may become payable in connection therewith as a result of post-closing adjustments) at any time outstanding.

         6.5     Contingent Obligations

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                 (i) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of letters of credit under the Senior Credit Facility and Contingent Obligations outstanding on the Closing Date described in Schedule H and in respect of any Interest Rate Agreements entered into with any lender under the Senior Credit Facility or any of their respective Affiliates and any guarantees thereof;

                 (ii) the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations under the Guarantees;

                 (iii) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with the Acquisition, additional acquisitions of assets or stock, Asset Sales or other sales of assets; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such Asset Sales and other sales;

                 (iv) the Company and its Subsidiaries, as applicable, may remain liable with respect to existing Contingent Obligations described in Schedule H;

                 (v) the Company and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations under guarantees made under the Senior Credit Facility;

                 (vi) the Company and its Subsidiaries may become and remain liable with respect to guarantees of Indebtedness or Contingent Obligations of a Wholly-Owned Subsidiary of the Company and a Subsidiary of the Company may become and remain liable with respect to guarantees of Indebtedness or Contingent Obligations of the Company or a Wholly-Owned Subsidiary of the Company; and

                 (vii) after the Conversion Date, the Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of the Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $3,000,000.

         6.6     Senior Subordinated Indebtedness

         Neither the Company nor any of the Subsidiary Guarantors shall, directly or indirectly, Incur any Indebtedness (other than the Notes, the Exchange Notes and the Take-Out Securities) that is by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Loans and the Notes and the Guarantees to the same extent and in the same manner as such Loans and Notes and Guarantees are subordinated to the Senior Credit Facility.

         6.7     Restriction on Fundamental Changes

         Subject to Section 5.2 and other than the sale of 100% of a Subsidiary of the Company in accordance with Section 2.5A(ii)(a) and Section 6.15, the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, or series of related transactions, of merger, amalgamation, consolidation or combination, or consolidate, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, except:

                 (i)      in connection with the Acquisition; and

                 (ii) any Subsidiary of the Company may be merged, amalgamated, consolidated or combined with or into the Company or any Wholly-Owned Subsidiary of the Company or be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or in a series of transactions, to the Company or to any Wholly-Owned Subsidiary of the Company; provided that (A) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) in the case of such a merger, amalgamation, consolidation or combination of the Company and a Subsidiary of the Company, the Company shall be the continuing or surviving corporation, and (C) the surviving entity
(I) continues to be bound as such under this Agreement or the Guarantee of such Subsidiary Guarantor, as the case may be, and (II) executes and delivers to the Agent immediately upon consummation of such transaction a written confirmation or acknowledgment to such effect, in form and substance satisfactory to the Agent, together with evidence of appropriate corporate power, authority and action and a written legal opinion in form and substance satisfactory to the Agent to the effect that this Agreement and such Guarantee continue to be a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms (subject to customary exceptions in respect of bankruptcy, insolvency and other equitable remedies) and with respect to such other matters as the Agent may reasonably request.

         6.8 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, such Subsidiary's profits; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or to any Subsidiary of the Company (any such restriction or encumbrance a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) any restrictions contained in (i) the Loan Documents, the Senior Subordinated Indenture and any instrument governing the Take-Out Securities or Exchange Notes to the extent Incurred in accordance with this Agreement; (ii) the Senior Credit Facility as in effect on the Closing Date; (iii) the Indebtedness pertaining to a Subsidiary of the Company that is not a Subsidiary of the Company on the Closing Date in existence at the time such Subsidiary becomes a Subsidiary of the Company; provided that any such Indebtedness was not incurred as a result of, in connection with or in anticipation of the transaction pursuant to which such entity becomes a Subsidiary of the Company and it does not apply to any Person, or the properties of assets of any Person, other than the Subsidiary acquired and such Indebtedness is otherwise permitted to be incurred pursuant to Section 6.1; or
(iv) secured Indebtedness otherwise permitted to be incurred pursuant to

Sections 6.1 and 6.2 that limits the right of the debtor to dispose of the assets securing such Indebtedness; (2) customary non-assignment provisions of any lease governing a leasehold interest of any Subsidiary of the Company; (3) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; (4) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (5) applicable law; and (6) any instrument that Refinances any Indebtedness effecting any such encumbrance or restriction pursuant to clause (1) above; provided that the provisions relating to any such encumbrance or restriction in any such instrument are not materially less favorable to the Company or its Subsidiaries or the Lenders than those contained in the agreements referred to in clause (1).

         6.9     Transactions with Shareholders and Affiliates

                 (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each such transaction, an "Affiliate Transaction") or of any such holder other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. With respect to all Affiliate Transactions involving aggregate payments equal to or in excess of $100,000 and less than $1,000,000, the Company or such Subsidiary, as the case may be, shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (y) above. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 and less than $3,000,000 shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliated Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $3,000,000, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Agent.

                 (b) The foregoing restriction shall not apply to the following "Permitted Affiliate Transactions": (i) any transaction exclusively between the Company and any of its Wholly-Owned Subsidiaries or exclusively between any of the Company's Wholly-Owned Subsidiaries to the extent any are consistent with past practice and are otherwise in compliance with all of the terms of this Agreement, (ii) reasonable and customary fees paid to members of the Board of Directors of the Company and of its Subsidiaries and (iii) reasonable and customary fees and compensation paid to,





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


and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Subsidiaries, as determined by the Board of Directors of the Company or any such Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Closing Date or substantially similar thereto.

         6.10    Subsidiary Stock

         Except for any sale of 100% of the Capital Stock or other equity securities of any of the Company's Subsidiaries in compliance with the provisions of Section 6.7, the Company will not and will not permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity securities of any of its Subsidiaries, except (i) to qualify directors if required by applicable law, (ii) to the Company or to a Wholly-Owned Subsidiary of the Company, (iii) Asset Sales made in compliance with this Agreement or (iv) Liens in favor of the lenders under the Senior Credit Facility.

         6.11    Business Activities

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, materially alter the nature of the consolidated business of the Company and its Subsidiaries from that in existence immediately after giving effect to the Transactions or similar or related businesses.

         6.12    Amendments or Waivers of Certain Documents

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into any amendment, modification, supplement or waiver with respect to the Senior Credit Facility as in effect on the Closing Date that would modify any of the provisions thereof or any of the definitions relating thereof in a manner adverse to the Lenders.

         6.13    Amendments to Charter Documents

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, amend its certificate of incorporation or bylaws in any respect which could be materially adverse to the interests of the Lenders.

         6.14    Refinancing of the Loans in Part

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, Incur any Indebtedness to Refinance the Loans in part other than the Demand Take-Out Notes or the Exchange Notes, unless the terms, conditions, covenants, events of default and other provisions in respect of the instruments evidencing the Indebtedness Incurred to Refinance the Loans in part shall have been approved in writing by the Agent prior to the Incurrence of any such Indebtedness; provided that no

Refinancing in part shall result in the amount of the Loans outstanding being less than $75,000,000 and no Refinancing in part shall occur at a time when the amount of the Loans outstanding is less than $75,000,000.

         6.15    Asset Sales

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (1) such Asset Sale occurs after the Conversion Date, (2) the Company or such Subsidiary, as the case may be, receives consideration therefor at the time thereof at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock that is the subject of such Asset Sale, (3) at least 85% of the consideration received therefor by the Company or such Subsidiary is in the form of cash or Cash Equivalents and (4) all of the Net Cash Proceeds in respect thereof are applied by the Company or a Subsidiary of the Company in accordance with Section 2.5A(ii)(a).

         Nothing in this covenant shall be deemed to prevent the exercise of remedies by secured creditors of the Company or any Subsidiary of the Company.

         6.16    Transfer of Assets to Subsidiaries

         The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, transfer (other than in the ordinary course of business and other than pursuant to a Permitted Investment) any assets or property to any Subsidiary of the Company unless such Subsidiary pays fair market value therefor to the Company or to a Wholly-Owned Subsidiary of the Company and except as provided in Sections 6.3, 6.4, 6.5, 6.7 and 6.9. For purposes of this Section 6.16, the fair market value paid by such Subsidiary shall not consist in whole or in part of any securities or debt instruments of such Subsidiary or of any Affiliate of such Subsidiary.

SECTION 7        EVENTS OF DEFAULT

         If any of the following conditions or events ("Events of Default") shall occur and be continuing:

         7.1     Failure To Make Payments When Due

         Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise (whether or not such payment is prohibited by Section 8); or failure to pay any interest on the Loans or any other amount due under this Agreement within (A) prior to the time the Term Loan shall accrue interest at a Fixed Rate, ten days or more after the date due (whether or not such payment is prohibited by Section 8) or (B) after such time as the Term Loan shall accrue interest at a Fixed Rate, 30 days after the date due (whether or not such payment is prohibited by Section 8); or

         7.2     Default in Other Agreements

                 (A) Failure of the Company or any of its Subsidiaries to pay at final maturity principal on one or more issues of Indebtedness or Contingent Obligations of the Company or of any of its Subsidiaries (other than Indebtedness referred to in Section 7.1) or (B) breach or default by the Company or any of its Subsidiaries with respect to any other term of any one or more issues of Indebtedness or Contingent Obligations of the Company or of any of its Subsidiaries or any agreement or instrument evidencing or securing such Indebtedness or Contingent Obligations and such breach or default results in the acceleration of that Indebtedness or Contingent Obligation prior to its stated maturity and, in any case, the principal amount of such Indebtedness or Contingent Obligation and all other such Indebtedness or Contingent Obligations of the Company and its Subsidiaries in respect of which there is such a failure to pay principal or which has been so accelerated equals $5,000,000 or more; or

         7.3     Breach of Certain Covenants

         Failure of the Company to perform or comply with any covenant, term or condition contained in Section 2.5A(ii), 2.5A(iv) or 5.2; or

         7.4     Breach of Warranty

         Any representation, warranty or certification made by the Company in any Loan Document or in any statement or certificate at any time given by the Company in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any material respect on the date as of which made or deemed made; or

         7.5     Other Defaults Under Agreement or Loan Documents

         The Company shall default in the performance of or compliance with any covenant, term or condition contained in this Agreement or the other Loan Documents (other than those covered by Section 7.1, 7.3, 7.4, 7.10 or 7.11) and such default shall not have been remedied or waived in accordance with this Agreement within 30 days after the date of written notice from the holder or holders of not less than 25% in aggregate principal amount of the Loans then outstanding of such default; or

         7.6     Involuntary Bankruptcy; Appointment of Custodian, Etc.

         A court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

                 (A) is for relief against the Company or any Material Subsidiary in an involuntary case or proceeding, or

                 (B) appoints a Custodian of the Company or any Material Subsidiary for all or substantially all of its properties, or

                 (C) orders the liquidation of the Company or any Material Subsidiary, and in each case the order or decree remains unstayed and in effect for 60 days.

         7.7     Voluntary Bankruptcy; Appointment of Custodian, Etc.

         The Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                 (A)      commences a voluntary case or proceeding, or

                 (B) consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

                 (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                 (D) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

                 (E) consents to the filing of a petition in bankruptcy against it, or

                 (F) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally.

         7.8     Judgments and Attachments

         Any money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $500,000 (to the extent not covered by third-party insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective properties or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder; or

         7.9     Dissolution

         Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing the dissolution or split-up of the Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         7.10    Guarantee

                 (i) Any Guarantee or any provision thereof shall cease to be in full force or effect (other than in accordance with its express terms), or (ii) any Subsidiary Guarantor or any Person





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acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under its Guarantee, or (iii) any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed, after giving effect to any applicable grace periods, pursuant to its Guarantee; or

         7.11    Foreclosure

         The agent under the Senior Credit Facility or any other party entitled to act thereunder commences judicial proceedings to foreclose on the collateral securing the Senior Credit Facility or exercises any right under applicable law or any instrument evidencing a security interest or other encumbrance in respect of such collateral to take ownership or effect the transfer of such collateral in lieu of foreclosure.

         THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7, all of the unpaid principal amount of and accrued interest on the Loans and all other outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the commitments of the Lenders hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Agent shall, upon written notice of the holder or holders of a majority in aggregate principal amount of the Loans then outstanding, by written notice to the Company and the agent under the Senior Credit Facility, declare all of the unpaid principal amount of and accrued interest on the Loans and all other outstanding Obligations to be, and the same shall forthwith become, due and payable, and the obligations of the Lenders hereunder shall thereupon terminate, unless any Designated Senior Indebtedness is outstanding, in which case the same shall become due and payable upon the first to occur of an acceleration under such Designated Senior Indebtedness or 5 days after receipt by the Company and the representatives of the holders of Designated Senior Indebtedness of such notice of acceleration; provided that if any declaration of acceleration under this Agreement occurs solely because an Event of Default set forth in Section 7.2 has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within thirty days of such acceleration of such Indebtedness and the Agent has received written notice thereof within such time and if no other Event of Default has occurred during such thirty-day period which has not been cured or waived in accordance with this Agreement. Nevertheless, if at any time after acceleration of the maturity of the Loans, the Company shall pay all arrears of interest and all payments on account of the principal thereof which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Loans and the Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.6, then the Agent shall, upon written notice of the. holders of a majority in aggregate principal amount of the Loans then outstanding, by written notice to the Company rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.





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SECTION 8  SUBORDINATION

         8.1     Obligations Subordinated to Senior Indebtedness of the Company

         The Lenders covenant and agree that payments in respect of the Obligations by the Company shall be subordinated in accordance with the provisions of this Section 8 to the prior payment in full, in cash or Cash Equivalents, of all amounts payable in respect of Senior Indebtedness of the Company, whether now outstanding or hereafter created (including any interest accruing subsequent to an event specified in Section 7.6 or 7.7 whether or not such interest is an allowed claim against the Company), that the subordination is for the benefit of the holders of Senior Indebtedness of the Company, and that each holder of Senior Indebtedness of the Company whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Indebtedness of the Company in reliance upon the covenants and provisions contained in this Agreement.

         8.2     Priority and Payment Over of Proceeds in Certain Events

                 (a) Subordination on Dissolution, Liquidation or Reorganization of the Company. Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness of the Company (including any interest accruing subsequent to an event specified in Section 7.6 or 7.7 whether or not such interest is an allowed claim enforceable against the Company) shall first be paid in full in cash or Cash Equivalents, before the Lenders shall be entitled to receive any payment by the Company in respect of any Obligations and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Lenders would be entitled except for the provisions of this Section 8 shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness of the Company or their representatives to the extent necessary to pay all of the Senior Indebtedness of the Company to the holders of such Senior Indebtedness of the Company.

                 (b) Subordination on Default on Designated Senior Indebtedness. Upon the maturity of any Designated Senior Indebtedness of the Company by lapse of time, acceleration or otherwise, all Designated Senior Indebtedness of the Company then due and payable shall first be paid in full in cash or Cash Equivalents, before any payment is made by the Company or any Person acting on behalf of the Company with respect to the Obligations. No direct or indirect payment by the Company or any Person acting on behalf of the Company of any Obligations whether pursuant to the terms of the Loans or upon acceleration or otherwise shall be made, if at the time of such payment, there exists a default (as defined in the document governing any Designated Senior Indebtedness of the Company) in the payment of all or any portion of any principal, interest, fees, letter of credit reimbursement obligations or other amounts payable in respect of any Designated





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Senior Indebtedness of the Company and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuation of any other event of default with respect to the Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated, upon the (i) receipt by the Agent of written notice from the agent or representative of the holders of such Designated Senior Indebtedness or (ii) if such Non-Payment Default results from the acceleration of the Loans, the date of the acceleration of the Loans, no such payment may be made by the Company upon or in receipt of the Obligations, for a period ("Payment Blockage Period") commencing on the date of receipt of such notice or the date of such acceleration and ending on the earlier to occur of 179 days after receipt of such notice (unless such Payment Blockage Period shall be terminated by written notice to the Agent from such agent or representative) or the date of such acceleration. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period or successive Payment Blockage Periods with respect to the same payment on the Obligations extend beyond 179 days from the date the payment on the Obligations was due and (y) there must be 180 consecutive days in any 365-day period during which no Payment Blockage Period is in effect. For all purposes of this Section 8.2(b), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Company initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders or by the agent or other representative of such Designated Senior Indebtedness whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

                 (c) Rights and Obligations of the Lenders. In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Agent or any Lender shall have received any payment in respect of any Obligation (other than as permitted by Sections (a) and (b) of this Section 8.2) at a time when such payment is prohibited by this Section 8.2, then and in such event such payment or distribution shall be received and held in trust for the holders of the Senior Indebtedness of the Company and shall be paid over or delivered to the holders of the Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalents all Senior Indebtedness of the Company in accordance with their terms after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Company.

         If payment in respect of the Obligations is accelerated because of an Event of Default, the Company shall promptly notify the agent or other representatives for Senior Indebtedness of the Company of such acceleration.

         Upon any payment or distribution of assets or securities referred to in this Section 8, the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Lenders for the purpose of ascertaining the Persons entitled to participate in such





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distribution, the holders of Senior Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

         The Company shall promptly give written notice to each of the Lenders of any default or event of default under any Senior Indebtedness of the Company or under any agreement pursuant to which Senior Indebtedness of the Company may have been issued, and, in the event of any such event of default, shall provide to the Agent the names and address of the trustees or other representatives of holders of such Senior Indebtedness of the Company.

         With respect to the holders and owners of Senior Indebtedness of the Company, each Lender undertakes to perform only such obligations on the part of such Lender as are specifically set forth in this Section 8, and no implied covenants or obligations with respect to the holders or owners of Senior Indebtedness of the Company shall be read into this Agreement against the Lenders. The Lenders shall not be deemed to owe any fiduciary duty to the holders or owners of Senior Indebtedness of the Company or to any agent under the Senior Credit Facility or any other representative of the holders of the Senior Indebtedness of the Company.

         8.3     Payments May Be Paid Prior to Dissolution

         Nothing contained in this Section 8 or elsewhere in this Agreement shall prevent or delay (i) the Company, except under the conditions described in Section 8.2, from making payments at any time for the purpose of making payments in respect of its Obligations, or from depositing with the Agent any moneys for such payments, or (ii) subject to Section 8.2, the application by the Agent of any moneys deposited with it for the purpose of making payments in respect of Obligations.

         8.4 Rights of Holders of Senior Indebtedness of the Company Not To Be Impaired

         No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as provided in this Section 8 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing Section, such holders of Senior Indebtedness of the Company may, at any time and from time to time without impairing or releasing the subordination provided in this Section 8 or the obligations of the Lenders hereunder to the holders of Senior Indebtedness of the Company, do any one or more of the following: (i) change the manner, place, terms or time of payment of, or renew or alter, Senior Indebtedness of the Company or otherwise amend or supplement in any manner Senior Indebtedness of the Company or any instrument evidencing the same or any agreement under which any Senior Indebtedness of the Company is outstanding; (ii) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Senior Indebtedness of the Company or fail to perfect or delay in the perfection of the security interest in such property; (iii) release any Person liable in any manner for the collection of Senior Indebtedness of the Company; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.





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Each Lender by purchasing or accepting a Note waives any and all notice of the creation, modification, renewal, extension or accrual of any Senior Indebtedness of the Company and notice of or proof of reliance by any holder or owner of Senior Indebtedness of the Company upon this Section 8 and the Senior Indebtedness of the Company shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 8, and all dealings between the Company and the holders and owners of the Senior Indebtedness of the Company shall be deemed to have been consummated in reliance upon this Section 8.

         The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Indebtedness of the Company.

         8.5     Subrogation

         Upon the payment in full in accordance with the terms of Section 8.2 of all amounts payable under or in respect of the Senior Indebtedness of the Company, the Lenders shall be subrogated to the rights of the holders of such Senior Indebtedness of the Company to receive payments or distributions of assets of Company made on such Senior Indebtedness of the Company until the Obligations shall be paid in full in cash or Cash Equivalents; and for purposes of such subrogation no payments or distributions to holders of such Senior Indebtedness of the Company of any cash, property or securities to which the Lenders would be entitled except for the provisions of this Section 8, and no payment over pursuant to the provisions of this Section 8 to holders of such Senior Indebtedness of the Company by the Lenders, shall, as between the Company, its creditors other than holders of such Senior Indebtedness of the Company and the Lenders, be deemed to be a payment by the Company to or on account of such Senior Indebtedness of the Company, it being understood that the provisions of this Section 8 are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness of the Company, on the one hand, and the Lenders, on the other hand. A release of any claim by any holder of Senior Indebtedness of the Company shall not limit the Lenders' rights of subrogation under this Section 8.5.

         If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Section 8 shall have been applied, pursuant to the provisions of this Section 8, to the payment of all amounts payable under the Senior Indebtedness of the Company, then and in such case, the Lenders shall be entitled to receive from the holders of such Senior Indebtedness of the Company at the time outstanding the full amount of any such payments or distributions received by such holders of Senior Indebtedness of the Company in excess of the amount sufficient to pay all Senior Indebtedness of the Company payable under or in respect of the Senior Indebtedness of the Company in full in cash or Cash Equivalents in accordance with the terms of
Section 8.2.

         8.6     Obligations of the Company Unconditional

         Nothing contained in this Section 8 or elsewhere in this Agreement is intended to or shall impair as between the Company and the Lenders the obligations of the Company, which are absolute and unconditional, to pay to the Lenders the Obligations as and when the same shall become due and





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payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of the Company other than the holders of the Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 8 of the holders of such Senior Indebtedness of the Company in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

         The failure to make a payment in respect of Obligations by reason of any provision of this Section 8 shall not prevent the occurrence of an Event of Default under Section 7.

         8.7     Lenders Authorize Agent to Effectuate Subordination

         Each Lender hereby authorizes and expressly directs the Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 8 and appoints the Agent its attorney in fact for such purpose, including, without limitation, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of the Obligations in the form required in said proceedings and causing said claim to be approved. If the Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Indebtedness of the Company are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Lenders. In the event of any such proceeding, until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, without the consent of the holders of a majority in principal amount outstanding of Senior Indebtedness of the Company, no Lender shall waive, settle or compromise any such claim or claims relating to the Obligations that such Lender now or hereafter may have against the Company.

SECTION 9  THE AGENT

         9.1     Appointment

         Each Lender hereby irrevocably designates and appoints BTCo as Agent of such Lender to act as specified herein and in the other Loan Documents, and each Lender hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 9. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the





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Agent. The provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for the Company or any of its Subsidiaries.

         9.2     Delegation of Duties

         The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.3.

         9.3     Exculpatory Provisions

         Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company, any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Company, any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Company or any of its Subsidiaries. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Company or any of its Subsidiaries to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Event of Default or Event of Default.

         9.4     Reliance by Agent

         The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex





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or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the Lenders, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         9.5     Notice of Default

         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default hereunder unless the Agent has actually received notice from a Lender or the Company referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, as between the Agent and the Lenders unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         9.6     Non-Reliance on Agent and Other Lenders

         Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business,





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operations, assets, property, financial and other condition, prospects or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         9.7     Indemnification

         The Lenders agree to indemnify the Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment in full of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries; provided that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this
Section 9.7 shall survive the payment in full of all Obligations.

         9.8     Agent in Its Individual Capacity

         The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         9.9     Resignation of the Agent; Successor Agent

         The Agent may resign as the Agent upon 20 days' notice to the Lenders and the Company. Upon the resignation of the Agent, the Required Lenders shall appoint from among the Lenders a successor Agent which is a bank or a trust company for the Lenders subject to prior approval by the Company (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder,





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the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 10  GUARANTEE

         10.1    Unconditional Guarantee

         Each Subsidiary Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the "Guarantee"), subject to Section 11, to each of the Lenders and to the Agent and their respective successors and assigns that (i) the principal of and interest on the Loans will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Company to the Lenders or the Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Loans or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.5. Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Loans, this Agreement and in this Guarantee. If any Lender or the Agent is required by any court or otherwise to return to the Company, any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Subsidiary Guarantor, any amount paid by the Company or any Subsidiary Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in
Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of this Guarantee.





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         10.2    Subordination of Guarantee

         The obligations of each Subsidiary Guarantor to the Lenders and to the Agent pursuant to the Guarantee of such Subsidiary Guarantor and this Agreement are expressly subordinate and subject in right of payment to the prior payment in full of all Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor, to the extent and in the manner provided in Section 11.

         10.3    Severability

         In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.4    Release of a Subsidiary Guarantor

         Upon (i) the release by the lenders under the Senior Credit Facility, related documents and future refinancings thereof of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all or substantially all its assets) to an entity which is not a Subsidiary of the Company and which sale or disposition is otherwise in compliance with the terms of this Agreement, such Subsidiary Guarantor shall be deemed released from all obligations under this Section 10 without any further action required on the part of the Agent or any Lender; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.

         The Agent shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate certifying as to the compliance with this Section 10.4. Any Subsidiary Guarantor not so released remains liable for the full amount of principal of and interest on the Loans as provided in this Section 10.

         10.5    Limitation of Subsidiary Guarantor's Liability

         Each Subsidiary Guarantor and by its acceptance hereof each of the Lenders hereby confirms that it is the intention of all such parties that the guarantee by such Subsidiary Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Lenders and such Subsidiary Guarantor hereby irrevocably agree that the obligations of such Subsidiary Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, but not limited to, the Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of





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the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to Section 10.7, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

         10.6    Subsidiary Guarantors May Consolidate, etc., on Certain Terms

                 (a) Nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety, to the Company or another Subsidiary Guarantor. Upon any such consolidation, merger, sale or conveyance, the Guarantee given by such Subsidiary Guarantor shall no longer have any force or effect.

                 (b) Except as set forth in Section 6.7, nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Subsidiary Guarantor with or into a corporation or corporations other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided that, subject to Sections 10.4 and 10.6(a), (i) immediately after such transaction, and giving effect thereto, no Potential Event of Default or Event of Default shall have occurred as a result of such transaction and be continuing, and (ii) upon any such consolidation, merger, sale or conveyance, the Guarantee of such Subsidiary Guarantor set forth in this Section 10, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by such Subsidiary Guarantor, shall be expressly assumed (in the event that the Subsidiary Guarantor is not the surviving corporation in the merger), by supplemental indenture satisfactory in form to the Agent, executed and delivered to the Agent, by the corporation formed by such consolidation, or into which the Subsidiary Guarantor shall have merged, or by the corporation that shall have acquired such property. In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture executed and delivered to the Agent and satisfactory in form and substance to the Agent of the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Subsidiary Guarantor, such successor corporation shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

         10.7    Contribution

         In order to provide for just and equitable contribution among the Subsidiary Guarantors, the Subsidiary Guarantors agree, inter se, that in the event any payment or distribution is made by any Subsidiary Guarantor (a "Funding Subsidiary Guarantor") under its Guarantee, such Funding Subsidiary Guarantor shall be entitled to a contribution from all other Subsidiary Guarantors in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor (including the Funding Subsidiary Guarantor) for all payments, damages and expenses incurred by that Funding Subsidiary Guarantor in discharging the Company's obligations with respect to the Obligations. "Adjusted Net Assets" of such Subsidiary Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities,





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including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Subsidiary Guarantor on its debts including, without limitation, Subsidiary Guarantor Senior Indebtedness (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of, the Guarantee of such Subsidiary Guarantor, as they become absolute and matured.

         10.8    Waiver of Subrogation

         Each Subsidiary Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor's obligations under its Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall, subject to the provisions of Section 8, Section 10.2 and Section 11, forthwith be paid to the Agent for the benefit of such Lenders to be credited and applied upon the Loans, whether matured or unmatured, in accordance with the terms of this Agreement. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 10.8 is knowingly made in contemplation of such benefits.

         10.9    Evidence of Guarantee

         To evidence their guarantees to the Lenders set forth in this Section 10, each of the Subsidiary Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in Exhibit IX. Each such notation of Guarantee shall be signed on behalf of each Subsidiary Guarantor by two Officers, or an Officer and an assistant Secretary or one Officer shall sign and one Officer or an assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to such notation of Guarantee.





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         10.10   Waiver of Stay, Extension or Usury Laws

         Each Subsidiary Guarantor covenants that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Subsidiary Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and each Subsidiary Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 11  SUBORDINATION OF GUARANTEE OBLIGATIONS

         11.1 Guarantee Obligations Subordinated to Subsidiary Guarantor Senior Indebtedness

         The Lenders covenant and agree that payments in respect of the obligations by a Subsidiary Guarantor in respect of its Guarantee (collectively, as to any Subsidiary Guarantor, its "Guarantee Obligations") shall be subordinated in accordance with the provisions of this Section 11 to the prior payment in full, in cash or Cash Equivalents, of all amounts payable in respect of Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor whether now outstanding or hereafter created (including any interest accruing subsequent to an event specified in Section 7.6 or 7.7 whether or not such interest is an allowed claim against such Subsidiary Guarantor), that the subordination is for the benefit of the holders of Subsidiary Guarantor Senior Indebtedness, and that each holder of Subsidiary Guarantor Senior Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Subsidiary Guarantor Senior Indebtedness in reliance upon the covenants and provisions contained in this Agreement.

         11.2    Priority and Payment Over of Proceeds in Certain Events

                 (a) Subordination of Guarantee Obligations on Dissolution, Liquidation or Reorganization of Such Subsidiary Guarantor. Upon any payment or distribution of assets or securities of any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of such Subsidiary Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings (other than a liquidation or dissolution of such Subsidiary Guarantor into the Company or another Subsidiary Guarantor), all Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor (including any interest accruing subsequent to an event specified in Section 7.6 or 7.7 whether or not such interest is an allowed claim enforceable against such Subsidiary Guarantor) shall first be paid in full in cash or Cash Equivalents, before the Lenders shall be entitled to receive any payment with respect to any Guarantee Obligations of such Subsidiary Guarantor and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of such Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Lenders would be entitled except for the provisions of this Section 11 shall be made by such Subsidiary Guarantor or by any receiver, trustee in bankruptcy,





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liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor or their representatives to the extent necessary to pay all of the Subsidiary Guarantor Senior Indebtedness of such Subsidiary
Guarantor to the holders of such Subsidiary Guarantor Senior Indebtedness.

                 (b) Subordination of Guarantee Obligations on Default on Designated Senior Indebtedness. Upon the maturity of any Designated Senior Indebtedness of a Subsidiary Guarantor by lapse of time, acceleration or otherwise, all Designated Senior Indebtedness of such Subsidiary Guarantor then due and payable shall first be paid in full in cash or Cash Equivalents, before any payment is made by such Subsidiary Guarantor or any Person acting on behalf of such Subsidiary Guarantor with respect to the Guarantee Obligations of such Subsidiary Guarantor. No direct or indirect payment by any Subsidiary Guarantor or any Person acting on behalf of such Subsidiary Guarantor of any Guarantee Obligations of such Subsidiary Guarantor whether pursuant to the terms of the Loans or upon acceleration or otherwise shall be made, if at the time of such payment, there exists a default (as defined in the document governing any Designated Senior Indebtedness of such Subsidiary Guarantor) in the payment of all or any portion of any principal, interest, fees, letter of credit reimbursement obligations or other amounts payable in respect of any Designated Senior Indebtedness of such Subsidiary Guarantor and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuation of any other event of default with respect to any Designated Senior Indebtedness of such Subsidiary Guarantor pursuant to which the maturity thereof may be accelerated, upon the earlier of (i) receipt by the Agent of written notice from the agent or representative of the holders of such Designated Senior Indebtedness or (ii) if such non-payment default results from the acceleration of the Loans, the date of acceleration of the Loans, no such payment may be made by such Subsidiary Guarantor under its Guarantee for a period ("Subsidiary Guarantor Payment Blockage Period") commencing on the date of receipt of such notice or the date of the acceleration referred to in clause
(ii) above, as the case may be, and ending on the earlier to occur of 179 days after receipt of such written notice by the Agent (unless such Subsidiary Guarantor Payment Blockage Period shall be terminated by written notice to the Agent from such agent) or the date of the acceleration of the Loans, as the case may be (provided such Subsidiary Guarantor Senior Indebtedness shall theretofore not have been accelerated). Notwithstanding anything herein to the contrary, (x) in no event will a Subsidiary Guarantor Payment Blockage Period or successive Subsidiary Guarantor Payment Blockage Periods with respect to the same payment on such Guarantee extend beyond 179 days from the date the payment on such Guarantee was due and (y) there must be 180 consecutive days in any 365-day period during which no Subsidiary Guarantor Payment Blockage Period is in effect. For all purposes of this Section 11.2(b), no event of default which existed or was continuing on the date of the commencement of any Subsidiary Guarantor Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Subsidiary Guarantor Payment Blockage Period shall be, or be made, the basis for the commencement of a second Subsidiary Guarantor Payment Blockage Period by the holders or by the agent or other representative of such Designated Senior Indebtedness whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.





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                 (c)      Rights and Obligations of the Lenders. In the event
that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Agent or any Lender shall have received any payment in respect of any Guarantee Obligation with respect to the Loans (other than as permitted by Sections (a) and (b) of this Section 11.2) at a time when such payment is prohibited by this Section 11.2, then and in such event such payment or distribution shall be received and held in trust for the holders of the Subsidiary Guarantor Senior Indebtedness and shall be paid over or delivered to the holders of the Subsidiary Guarantor Senior Indebtedness remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalents all Subsidiary Guarantor Senior Indebtedness in accordance with their terms after giving effect to any concurrent payment or distribution to the holders of such Subsidiary Guarantor Senior Indebtedness.

         Nothing contained in this Section 11 will limit the right of the Lenders to take any action to accelerate the maturity of the Loans pursuant to
Section 7 or to pursue any rights or remedies hereunder or otherwise.

         Upon any payment or distribution of assets or securities referred to in this Section 11, the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Lender for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Subsidiary Guarantor Senior Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.

         The Subsidiary Guarantors shall promptly give written notice to each of the Lenders of any default or event of default under any Subsidiary Guarantor Senior Indebtedness or under any agreement pursuant to which Subsidiary Guarantor Senior Indebtedness may have been issued, and, in the event of any such event of default, shall provide to the Agent the names and address of the trustees or other representatives of holders of such Subsidiary Guarantor Senior Indebtedness.

         With respect to the holders and owners of Subsidiary Guarantor Senior Indebtedness, each Lender undertakes to perform only such obligations on the part of such Lender as are specifically set forth in this Section 11, and no implied covenants or obligations with respect to the holders or owners of Subsidiary Guarantor Senior Indebtedness shall be read into this Agreement against the Lenders. The Lenders shall not be deemed to owe any fiduciary duty to the holders or owners of Subsidiary Guarantor Senior Indebtedness or to the agent under the Senior Credit Facility or any other representative of the holders of the Subsidiary Guarantor Senior Indebtedness.

         11.3    Payments May Be Paid Prior to Dissolution

         Nothing contained in this Section 11 or elsewhere in this Agreement shall prevent or delay (i) Subsidiary Guarantors, except under the conditions described in Section 11.2, from making payments at any time for the purpose of making payments in respect of their respective Guarantee





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Obligations, or from depositing with the Agent any moneys for such payments, or
(ii) subject to Section 11.2, the application by the Agent of any moneys deposited with it for the purpose of making payments in respect of Guarantee Obligations.

         11.4 Rights of Holders of Subsidiary Guarantor Senior Indebtedness Not To Be Impaired

         No right of any present or future holder of any Subsidiary Guarantor Senior Indebtedness to enforce subordination as provided in this Section 11 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Subsidiary Guarantors with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing Section, such holders of Subsidiary Guarantor Senior Indebtedness may, at any time and from time to time without impairing or releasing the subordination provided in this Section 11 or the obligations of the Lenders hereunder to the holders of Subsidiary Guarantor Senior Indebtedness, do any one or more of the following: (i) change the manner, place, terms or time of payment of, or renew or alter, Subsidiary Guarantor Senior Indebtedness or otherwise amend or supplement in any manner Subsidiary Guarantor Senior Indebtedness or any instrument evidencing the same or any agreement under which any Subsidiary Guarantor Senior Indebtedness is outstanding; (ii) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Subsidiary Guarantor Senior Indebtedness or fail to perfect or delay in the perfection of the security interest in such property; (iii) release any Person liable in any manner for the collection of Subsidiary Guarantor Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Subsidiary Guarantors and any other Person. Each Lender by purchasing or accepting a Note waives any and all notice of the creation, modification, renewal, extension or accrual of any Subsidiary Guarantor Senior Indebtedness and notice of or proof of reliance by any holder or owner of Subsidiary Guarantor Senior Indebtedness upon this
Section 11 and the Subsidiary Guarantor Senior Indebtedness shall conclusively be deemed to have been created, contracted or incurred in reliance upon this
Section 11, and all dealings between the Subsidiary Guarantors and the holders and owners of the Subsidiary Guarantor Senior Indebtedness shall be deemed to have been consummated in reliance upon this Section 11.

         The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Subsidiary Guarantor Senior Indebtedness.

         11.5    Subrogation

         Upon the payment in full in accordance with the terms of Section 11.2 of all amounts payable under or in respect of the Subsidiary Guarantor Senior Indebtedness, the Lenders shall be subrogated to the rights of the holders of such Subsidiary Guarantor Senior Indebtedness to receive payments or distributions of assets of the Subsidiary Guarantors made on such Subsidiary Guarantor Senior Indebtedness until the Guarantee Obligations shall be paid in full in cash or Cash Equivalents in a manner satisfactory to the holders of such Subsidiary Guarantor Senior Indebtedness in accordance with the terms of
Section 11.2; and for purposes of such subrogation no payments or distributions to holders of such Subsidiary Guarantor Senior Indebtedness of any cash, property or securities to





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which the Lenders would be entitled except for the provisions of this Section
11, and no payment over pursuant to the provisions of this Section 11 to holders of such Subsidiary Guarantor Senior Indebtedness by the Lenders, shall, as between such Subsidiary Guarantor, its creditors other than holders of such Subsidiary Guarantor Senior Indebtedness and the Lenders, be deemed to be a payment by such Subsidiary Guarantor to or on account of such Subsidiary Guarantor Senior Indebtedness, it being understood that the provisions of this
Section 11 are solely for the purpose of defining the relative rights of the holders of such Subsidiary Guarantor Senior Indebtedness, on the one hand, and the Lenders, on the other hand. A release of any claim by any holder of Subsidiary Guarantor Senior Indebtedness shall not limit the Lenders' rights of subrogation under this Section 11.5.

         If any payment or distribution to which the Lenders would otherwise have been entitled but for the provisions of this Section 11 shall have been applied, pursuant to the provisions of this Section 11, to the payment of all amounts payable under the Subsidiary Guarantor Senior Indebtedness, then and in such case, the Lenders shall be entitled to receive from the holders of such Subsidiary Guarantor Senior Indebtedness at the time outstanding the full amount of any payments or distributions received by such holders of Subsidiary Guarantor Senior Indebtedness in excess of the amount sufficient to pay all Subsidiary Guarantor Senior Indebtedness payable under or in respect of the Subsidiary Guarantor Senior Indebtedness in full in cash or Cash Equivalents in accordance with the terms of Section 11.2.

         11.6    Obligations of the Subsidiary Guarantors Unconditional

         Nothing contained in this Section 11 or elsewhere in this Agreement or in the Guarantees is intended to or shall impair as between the Subsidiary Guarantors and the Lenders the obligations of the Subsidiary Guarantors, which are absolute and unconditional, to pay to the Lenders the Guarantee Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of the Subsidiary Guarantors other than the holders of the Subsidiary Guarantor Senior Indebtedness, nor shall anything herein or therein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 11 of the holders of such Subsidiary Guarantor Senior Indebtedness in respect of cash, property or securities of the Subsidiary Guarantors received upon the exercise of any such remedy.

         The failure to make a payment in respect of Guarantee Obligations by reason of any provision of this Section 11 shall not prevent the occurrence of an Event of Default under Section 7.

         11.7    Lenders Authorize Agent to Effectuate Subordination

         Each Lender hereby authorizes and expressly directs the Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 11 and appoints the Agent its attorney in fact for such purpose, including, without limitation, in the event of any dissolution, winding up, liquidation or reorganization of any Subsidiary Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an





                                       92
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assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of any Subsidiary Guarantor, the immediate filing of a claim for the unpaid balance of the Guarantee Obligations in the form required in said proceedings and causing said claim to be approved. If the Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Subsidiary Guarantor Senior Indebtedness are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Lenders. In the event of any such proceeding, until the Subsidiary Guarantor Senior Indebtedness is paid in full in cash or Cash Equivalents, without the consent of the holders of a majority in principal amount outstanding of Subsidiary Guarantor Senior Indebtedness, no Lender shall waive, settle or compromise any such claim or claims relating to the Obligations that such Lender now or hereafter may have against the Subsidiary Guarantors.

SECTION 12  MISCELLANEOUS

         12.1    Representation of the Lenders

         Each Lender hereby represents that it is a commercial lender which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account or the account of its affiliates in the ordinary course of such business.

         12.2    Participations in and Assignments of Loans and Notes

                 A. Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any portion of its Notes or its Loan Commitment in an aggregate amount of not less than $1,000,000 to any Eligible Assignee, other than to an Eligible Assignee which has, or has an Affiliate which has, a principal line of business similar to any principal line of business of the Company or any of its Subsidiaries. In the case of any sale, transfer or negotiation of all or part of the Notes or any Loan Commitment authorized under this Section 12.2A, the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; provided that (i) at such time Section 2.1A or 2.2A, as the case may be, shall be deemed modified to reflect the Loan Commitment of such new Lender and of the existing Lenders, (ii) upon surrender of the Notes, new Notes will be issued, at the Company's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1D or 2.2E as the case may be (with appropriate modifications) to the extent needed to reflect the revised Loan Commitment, and
(iii) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and provided, further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 5.13. To the extent of any assignment pursuant to this Section 12.2A, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loan Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Notes or Loan Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with





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


the terms hereof, require the approval of a Lender. At the time of each assignment pursuant to this Section 12.2A to an Eligible Assignee which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective Eligible Assignee shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 12.2E(ii) Certificate) described in Section 12.2E.

                 B. Each Lender may grant participations in all or any part of its Notes or its Loan Commitment in an aggregate amount of not less than $1,000,000 to any Eligible Assignee, other than to an Eligible Assignee which has, or has an Affiliate which has, a principal line of business similar to any principal line of business of the Company or any of its Subsidiaries.

                 C. The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 12.2.

                 D. Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                 E. Each Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.2A (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) and that is not a United States Person (as such term is defined in
Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Company and the Agent, on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or
(ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Company and the Agent of its inability to deliver any such Form or Certificate. Subject to Section 12.2A and the immediately succeeding sentence, the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder or made on any other Loan Document for the account of any Lender which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 12.2E and except as set forth in Section 12.2A, the Company agrees to pay additional amounts and to indemnify and hold harmless each Lender (without regard to the identity of the jurisdiction requiring the deduction or withholding), and reimburse such Lender upon its written request, in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date of any assignment or transfer in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

         12.3    Expenses

         Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and all the costs of furnishing all opinions by counsel for the Company (including without limitation any opinions requested by the Lenders as to any legal matters arising hereunder), and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (ii) the fees, expenses and disbursements of counsel to the Lenders (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and
(iii) after the occurrence of an Event of Default, all costs and expenses (including actual and reasonable attorneys fees, including allocated costs of internal counsel, and costs of settlement) incurred by the Lenders or the Agent in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings.

         12.4    Indemnity

         In addition to the payment of expenses pursuant to Section 12.3, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each of the Lenders, the Agent and any holder of any of the Notes, and each of their respective officers, directors, employees, agents, representatives and affiliates (collectively called the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be





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


suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement, the other Loan Documents, the Commitment Letter, the Lenders' agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder, the issuance of the Exchange Notes or the Take-Out Securities or the Acquisition (the "Indemnified Liabilities"); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities (i) to the extent such liabilities are finally judicially determined to have resulted solely from (A) the gross negligence or willful misconduct of that Indemnitee or (B) the failure of such Indemnitee to perform its obligations under any Loan Document or (C) such Indemnitee's violation of law or (ii) in connection with the obligations of any Indemnitee under any Loan Document or for any transfer fees. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

         12.5    Setoff

         Subject to Section 8, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the Agent and each subsequent holder of any Note is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts or any other accounts held for the benefit of another Person) and any other Indebtedness at any time held or owing by such Person or any such subsequent holder to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Person or such subsequent holder under this Agreement and the Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether or not (a) such Person or such subsequent holder shall have made any demand hereunder or (b) such Person or such subsequent holder shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permited by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

         12.6    Amendments and Waivers

         No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes, any Guarantee or, prior to the execution and delivery thereof, of the form of the Registration Rights Agreement or the form of the Senior Subordinated Indenture or consent to any departure by the Company or any Subsidiary Guarantor therefrom, shall in any event be effective without the prior written concurrence of the Company or such Subsidiary Guarantor, as the case may be, and the Required Lenders, and, upon the request of any Lender, the receipt of a written opinion of counsel of the Company addressed to the Lenders to the effect that such amendment,





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modification, termination, waiver or consent does not violate or conflict with any of the terms and provisions of the Senior Credit Facility or any other Contractual Obligation of the Company; provided that, notwithstanding the third sentence of Section 12.15, without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, any Guarantee, and, prior to the execution and delivery thereof, of the form of Registration Rights Agreement and the form of Senior Subordinated Indenture or consent to departure from a term or provision hereof or thereof may not: (i) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (ii) reduce the rate of or extend the time for payment of principal or interest on any Note; (iii) reduce the principal amount of any Note; (iv) make any Note payable in money other than that stated in the Note; (v) make any change in Section 2.5A(iv) or in the definition of Change of Control, in the last paragraph of
Section 7 or in Section 8.5, 11.5 or 12.6; (vi) reduce the rate or extend the time of payment of fees or other compensation payable to the Lenders hereunder;
(vii) modify the provisions of Section 8 or any of the defined terms related thereto in any manner adverse to the Lenders; or (viii) waive performance by the Company of its obligations under, or consent to any departure from any of the terms and provisions of, Section 2.5A(iv); and provided, further, that without the consent of the Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of Section 9 as the same applies to the Agent or any other provision of this Agreement as it relates to the rights or obligations of the Agent. No amendment, modification or waiver of any provision of this Agreement, the Notes, any Guarantee or the form of the Senior Subordinated Indenture shall adversely affect the rights of the holders of Senior Indebtedness or the holders of Subsidiary Guarantor Senior Indebtedness without their consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.6 shall be binding upon each holder of the Notes at the time outstanding, each further holder of the Notes, and, if signed by the Company or a Subsidiary Guarantor, on the Company and such Subsidiary Guarantor.

         12.7    Independence of Covenants

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         12.8    Entirety

         The Loan Documents, the Commitment Letter and the Assignment Agreement embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.





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         12.9    Notices

         Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex against receipt of answer back or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; provided that notices shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.9) shall be set forth under each party's name on the signature pages hereto.

         12.10   Survival of Warranties and Certain Agreements

                 A. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Commitment Letter, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

                 B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 12.3, 12.4, 12.14, 12.15, 12.17, 12.19 and 12.22 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

         12.11   Failure or Indulgence Not Waiver; Remedies Cumulative

         No failure or delay on the part of the Agent or any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder, under a Guarantee or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, under a Guarantee or the Notes are cumulative to and not exclusive of any rights or remedies otherwise available.

         12.12   Severability

         In case any provision in or obligation under this Agreement, under a Guarantee or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.





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

         12.13   Headings

         Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         12.14   Applicable Law

         THIS AGREEMENT, EACH GUARANTEE AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

         12.15   Successors and Assigns; Subsequent Holders of Notes

         This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The terms and provisions of this Agreement and each Guarantee shall inure to the benefit of any assignee or transferee of the Notes pursuant to Section 12.2A, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Except as provided in
Section 12.6, in determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Company, any Subsidiary Guarantor or any of their respective Affiliates shall be disregarded. The Company's rights or any interest therein hereunder may not be assigned without the prior express written consent of each of the Lenders.

         12.16   Counterparts; Effectiveness

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Agent or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

         12.17   Consent to Jurisdiction; Venue; Waiver of Jury Trial

                 A. Any legal action or proceeding with respect to this Agreement, any Note or any Guarantee may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its respective property,





                                       99
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generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement, the Notes or the Guarantees brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties to this Agreement irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its respective address for notices pursuant to
Section 12.9, such service to become effective 30 days after such mailing. To the extent permitted by law, each of the parties to this Agreement hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Note or any Guarantee that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any party to this Agreement to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any party in any other jurisdiction.

                 B. Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Notes or the Guarantees brought in the courts referred to in clause A above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                 C. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Notes or the Guarantees or the transactions contemplated hereby or thereby.

         12.18   Payments Pro Rata

                 A. The Agent agrees that promptly after its receipt of each payment of any interest or premium on or principal of the Notes from or on behalf of the Company or any Subsidiary Guarantor, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective pro rata shares, if any, of such payment.

                 B. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount;





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provided that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         12.19   Taxes

                 A. Any and all payments by the Company hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, unless such Taxes are required by law or the administration thereof to be deducted or withheld and excluding (i) in the case of each Lender and the Agent, Taxes imposed on its net income and franchise taxes imposed on it by the jurisdiction under the laws of which such Person is organized or any political subdivision thereof, (ii) in the case of each such Lender and the Agent, any Taxes that are in effect and that would apply to a payment to such Person, as applicable, as of the Closing Date, and (iii) if any Person acquires any interest in this Agreement (a "Transferee"), any Taxes to the extent that they are in effect and would apply to a payment to such Transferee as of the date of the acquisition of such interest, as the case may be (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If the Company shall be required by Law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (a) unless such requirement results from the failure of the payee to perform its obligations under Section 12.2E, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Lender receives an amount equal to the sum it would have received if no such deduction or withholding had been made;
(b) the Company shall make such deductions or withholdings; and (c) the Company forthwith shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

                 B. The Company agrees to pay forthwith any present or future stamp documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being herein referred to as "Other Taxes") imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Company hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

                 C. The Company agrees to indemnify the Agent and each of the Lenders for the full amount of Covered Taxes or Other Taxes not deducted or withheld and paid by the Company in accordance with Sections 12.19A and 12.19B to the relevant taxation or other authority and any Taxes other than Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 12.19 paid by the Lender or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Agent or such Lender makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes and evidence of





                                      101
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payment thereof submitted to the Company shall be prima facie evidence, absent manifest error, of the amount due from the Company to the Agent or such Lender.

                 D. The Company shall furnish to the Agent and each of the Lenders the original or a certified copy of a receipt evidencing any payment of Taxes or Other Taxes made by the Company as soon as such receipt becomes available.

                 E. The provisions of this Section 12.19 shall survive the termination of the Agreement and repayment of all Obligations.

         12.20   Waiver of Stay, Extension or Usury Laws

         The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

         12.21   Requirements of Law

                 (a) In the event that any change in law occurring after the date that any lender becomes a Lender party to this Agreement with respect to such Lender shall, in the opinion of such Lender, require that any Bridge Loan Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such change in law as provided in paragraph (b) of this Section 12.21, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

                 (b) The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section
12.21 unless such Lender has given written notice to the Company, through the Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender requests compensation from the Company under this Section 12.21, the Company may, by notice to such





                                      102
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Lender (with a copy to the Agent), suspend the obligation of such Lender thereafter to make or continue Loans, until the requirement of law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

         12.22   Confidentiality

         Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by the Company or Symphony in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Symphony and the Company that (i) in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) a Lender may share with any of its affiliates, and such affiliates may share with any Lender, any information related to the Company, Symphony, Integrated or the Company's or their respective affiliates (including information relating to creditworthiness), the Acquisition or the financing therefor; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Company, Symphony or any Subsidiaries of the Company. In connection with any sales, assignments or transfers referred to in
Section 12.2A, a Lender shall obtain agreements from the purchasers, assignees or transferees, as the case may be, reasonably satisfactory to the Company, that such parties will comply with this Section 12.22.





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         WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                     COMPANY:

                                     CAPSTONE PHARMACY SERVICES, INC.

                                     By:
                                         --------------------------------
                                         Name:
                                         Title:

                                     Notice Address:
                                         2930 Washington Blvd.
                                         Baltimore, Maryland 21230
                                         Attention: R. Dirk Allison

                                     Telephone: (800) 766-2761
                                     Telecopy:  (410) 525-3691


                                     SUBSIDIARY GUARANTORS:

                                     Choice Drug Systems of Maryland, Inc.
                                     Compuscript, Inc.
                                     DCMed Inc.
                                     Geri-Care Systems, Inc.
                                     Healthcare Pharmacy Chicago, Inc.
                                     Innovative Pharmacy Services, Inc.
                                     Institutional Pharmacy Services, Inc.
                                     J & J Drug and Medical Service, Inc.
                                     MediDyne Corp.
                                     Pharmacy Consulting Acquisition Corp.
                                     PremierPharmacy, Inc.
                                     Rombro's Drug Center, Inc.
                                     Scripts & Things, Inc.
                                     Symphony Acquisition Co.

                                     By:
                                         --------------------------------
                                         Name:
                                         Title:



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


                                     Notice Address:
                                         2930 Washington Blvd.
                                         Baltimore, Maryland 21230
                                         Attention: R. Dirk Allison

                                     Telephone: (800) 766-2761
                                     Telecopy:  (410) 525-3691


                                     AGENT:

                                     BANKERS TRUST COMPANY, as agent

                                     By:
                                         --------------------------------
                                         Name:
                                         Title:

                                     Notice Address:
                                         One Bankers Trust Plaza
                                         130 Liberty Plaza
                                         New York, New York 10006
                                         Attention: Mary Jo Jolly

                                     Telephone: (212) 250-2500
                                     Telecopy:  (212) 250-6314

                                     with a copy to:

                                         BT Securities Corporation
                                         300 S. Grand Avenue
                                         41st Floor
                                         Los Angeles, CA 90071
                                         Attention: Cristie Sheffield

                                     Telephone: (213) 620-8200
                                     Telex:     (213) 620-8484

                                     LENDERS:

 Commitment: $65,000,000             BANKERS TRUST COMPANY

                                     By:
                                         ---------------------------------
                                         Name:
                                         Title:

                                     Notice Address:
                                           One Bankers Trust Plaza
                                           130 Liberty Plaza
                                           New York, New York 10006
                                           Attention: Mary Jo Jolly

                                     Telephone: (212) 250-2500
                                     Telecopy:  (212) 250-6314


 Commitment: $35,000,000             CANADIAN IMPERIAL BANK OF COMMERCE

                                     By:
                                         ---------------------------------
                                         Name:
                                         Title:

                                     Notice Address:
                                         425 Lexington Avenue
                                         New York, New York 10017
                                         Attention: Elisabeth Fischer

                                     Telephone: (212) 856-3709
                                     Telecopy:  (212) 856-3991





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